                                                FILED PURSUANT TO RULE 424(b)(3)
                                    UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                                     COMMISSION FILE NOS. 33-94782 AND 333-22211

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED         +
+EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 OF + +THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL + +BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT + +AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+SUCH STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated August 8, 1997
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 1997)

                                  $200,000,000

                      LIBERTY PROPERTY LIMITED PARTNERSHIP

                     $100,000,000  % SENIOR NOTES DUE 2004
                     $100,000,000  % SENIOR NOTES DUE 2007

                                 ------------
                        INTEREST PAYABLE       AND

                                 ------------
  The  % Senior Notes Due      , 2004 (the "2004 Notes") and the  % Senior
Notes Due        , 2007 (the "2007 Notes" and, together with the 2004 Notes, the "Notes") offered hereby (the "Offering") are being issued by Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Company"), each in an aggregate principal amount equal to $100.0 million.

  Interest on the Notes will be payable semi-annually in arrears on each
and      , commencing      , 1998. The Notes are redeemable at any time at the
option of the Company, in whole or in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined under "Description of Notes--Optional Redemption"), if any. The 2004 Notes and
the the 2007 Notes will mature on        , 2004 and        , 2007,
respectively.

  The 2004 Notes and the 2007 Notes constitute separate series of debt securities, each of which will be represented by a single fully registered note in book-entry form (each, a "Global Note") registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes--Book-Entry System." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of Notes-- Same-Day Settlement and Payment."

                                 ------------
  SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

                                 ------------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  NOR HAS  THE  COMMISSION PASSED  UPON  THE ACCURACY  OR
  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT  OR THE ACCOMPANYING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Price to  Underwriting  Proceeds to
                                            Public(1) Discount(2)  Company(1)(3)
--------------------------------------------------------------------------------
Per 2004 Note.............................        %          %             %
--------------------------------------------------------------------------------
Per 2007 Note.............................        %          %             %
--------------------------------------------------------------------------------
Total.....................................   $          $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from       , 1997 to the date of delivery.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses, estimated at $555,000, which are payable by the Company.

                                 ------------
  The Notes offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made in book-entry form through the facilities of DTC, against payment
therefor in immediately available funds, on or about       , 1997.

                                 ------------
LEHMAN BROTHERS                                    DONALDSON, LUFKIN & JENRETTE
                                                      SECURITIES CORPORATION
                               SMITH BARNEY INC.
     , 1997

                    [LIBERTY PROPERTY LIMITED PARTNERSHIP]

================================================================================

                  [MAP OF EASTERN UNITED STATES APPEARS HERE]

================================================================================



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE NOTES, AND MAY BID FOR AND PURCHASE THE NOTES IN THE OPEN MARKET, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated therein by reference. Except as otherwise indicated, the cross-references in this Prospectus Supplement are to sections hereof. Liberty Property Limited Partnership, a Pennsylvania limited Partnership, (the "Company") is the Operating Partnership of Liberty Property Trust, a Maryland REIT (the "Trust"). The Trust conducts substantially all of its operations through the Company. Unless the context otherwise requires, the term "Company," as used in this Prospectus Supplement, means Liberty Property Limited Partnership and its subsidiaries (and, where the context indicates, its predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities (collectively, the "Predecessor")). This Prospectus Supplement contains and the accompanying Prospectus contains or incorporates by reference forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" for a discussion of certain factors that might cause such a difference.

                                  THE COMPANY

  The Notes offered hereby are being issued by the Company, which is the Operating Partnership of the Trust, a self-administered and self-managed Maryland real estate investment trust (a "REIT") formed in 1994 whose common shares of beneficial interest, par value $0.001 per share (the "Common Shares"), are listed on the NYSE under the symbol "LRY." The Company is administered and managed by the Trust, which is the Company's sole general partner and also a limited partner. As of June 30, 1997, the Trust had a combined equity interest in the Company of 89.76%.

  The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of June 30, 1997, consisted of 216 industrial and 110 office properties totaling approximately 26.4 million leasable square feet (collectively, the "Operating Properties"). The Operating Properties were approximately 93.2% leased to over 1,100 tenants as of June 30, 1997. As of the same date, the Company also had 28 properties under development (the "Development Properties"), which are expected to generate approximately 3.2 million leasable square feet. As of June 30, 1997, the Company also owned 943 acres of land, which the Company anticipates is capable of supporting, as and when developed, approximately nine million leasable square feet. The Operating Properties and the Development Properties (collectively, the "Properties") and such land are located principally within the Southeastern, Mid-Atlantic and Mid-Western United States.

                       BUSINESS OBJECTIVES AND STRATEGIES

  The Company's business objective is to maximize long-term profitability for its partners and the Trust's shareholders by (i) maintaining and increasing property occupancy and rental rates through the effective management of the Properties, (ii) developing and acquiring high quality new properties in existing and select new markets and (iii) providing a full line of real estate services to the Company's tenants. In addition, it is the Company's strategy to maintain a conservative and flexible capital structure.

  The Trust's senior management team consists of 19 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Trust and the Predecessor for 13 years. As of June 30, 1997, the 19 senior executives beneficially owned 4.7% of the outstanding Common Shares on a fully diluted basis.

                          RECENT FINANCING ACTIVITIES

  On March 24, 1997, the Trust consummated a public offering of 7,500,000 Common Shares at a price of $24.50 per share. Pursuant to the exercise of the over-allotment option by the underwriters of such offering, on April 1, 1997, the Trust consummated the sale of an additional 750,000 Common Shares at the same price per share. The aggregate net proceeds to the Trust from such offering, including the proceeds from the exercise of such option, were approximately $191.7 million. The aggregate net proceeds of such offering were contributed to the Company.

  On May 20, 1997, the Company closed a $325 million unsecured credit facility (the "Credit Facility"). The interest rate on borrowings under the Credit Facility adjusts, based on the Company's leverage levels and senior debt ratings from Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's"). The current interest rate on the Credit Facility is 110 basis points over the London Interbank Offered Rate ("LIBOR").

  On August 5, 1997, the Trust priced an offering (the "Preferred Shares Offering") of 5,000,000 shares of 8.80% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, Liquidation Preference $25.00 per share (the "Series A Preferred Shares"). The closing of the Preferred Shares Offering is expected to occur on August 11, 1997, and is expected to result in net proceeds to the Trust of approximately $120.8 million. The net proceeds of such offering would upon receipt be contributed to the Company in exchange for preferred partnership interests in the Company, the economic terms of which will be substantially identical to the Series A Preferred Shares. Neither the Preferred Shares Offering nor the Offering is conditioned on the consummation of the other and either offering may be consummated alone or together with the other. There is no assurance that the Trust will consummate the Preferred Shares Offering.

                            THE OPERATING PROPERTIES

  The Operating Properties, as of June 30, 1997, consisted of 216 industrial and 110 office properties. The Company's industrial properties are located principally in suburban mixed-use developments or business parks and include warehouse/distribution facilities, as well as flex facilities which accommodate both industrial and office use. The industrial activities in the Company's flex facilities typically include service, assembly, light manufacturing and research and development. The Company's office properties are mid-rise and single story office buildings, located principally in suburban mixed-use developments or office parks.

  The following table sets forth certain information, as of June 30, 1997, with respect to the Company's industrial and office properties:

                                             INDUSTRIAL
                                        --------------------
                                        DISTRIBUTION  FLEX    OFFICE    TOTAL
                                        ------------ -------  -------  --------
                                              (LEASABLE SQUARE FEET AND
                                           ANNUAL BASE RENT IN THOUSANDS)
     Southeastern Pennsylvania
      Number..........................         19         18       40        77
      Leasable square feet............      2,065      1,153    2,488     5,706
      Annual base rent................    $ 9,703    $ 9,576  $25,947  $ 45,226
      Percent leased..................       88.0%      95.3%    88.9%     89.8%
     New Jersey/Delaware
      Number..........................         20         21        9        50
      Leasable square feet............      1,441      1,092      632     3,165
      Annual base rent................    $ 6,186    $ 7,552  $ 5,881  $ 19,619
      Percent leased..................      100.0%      89.4%    84.2%     93.2%
     Lehigh Valley, Pennsylvania
      Number..........................         16         21       10        47
      Leasable square feet............      3,640        967      359     4,966
      Annual base rent................    $13,815    $ 6,420  $ 3,754  $ 23,989
      Percent leased..................       97.5%      93.8%    89.4%     96.2%
     Maryland
      Number..........................          3          4        9        16
      Leasable square feet............        249        412      398     1,059
      Annual base rent................    $ 1,163    $ 3,807  $ 4,278  $  9,248
      Percent leased..................      100.0%      87.9%    94.5%     93.2%
     Virginia
      Number..........................         28          6       10        44
      Leasable square feet............      4,078        230      151     4,459
      Annual base rent................    $14,451    $ 1,747  $ 1,859  $ 18,057
      Percent leased..................       98.8%      97.5%    97.1%     98.6%
     The Carolinas
      Number..........................         11          5        7        23
      Leasable square feet............      1,404        258      377     2,039
      Annual base rent................    $ 5,770    $ 1,307  $ 3,523  $ 10,600
      Percent leased..................       87.4%      91.2%    88.0%     88.0%
     Jacksonville, Florida
      Number..........................          6         11       12        29
      Leasable square feet............        381        660    1,026     2,067
      Annual base rent................    $ 1,133    $ 3,508  $12,421  $ 17,062
      Percent leased..................       86.9%      80.2%    94.3%     88.5%
     Tampa, Florida
      Number..........................          3          9        1        13
      Leasable square feet............        197        675       39       911
      Annual base rent................    $   537    $ 4,882  $   262  $  5,681
      Percent leased..................      100.0%      95.4%   100.0%     96.6%
     Minneapolis, Minnesota
      Number..........................        --          14        2        16
      Leasable square feet............        --         803      219     1,022
      Annual base rent................        --     $ 4,848  $ 1,576  $  6,424
      Percent leased..................        --        95.8%    69.4%     90.1%
     Detroit, Michigan
      Number..........................        --         --         7         7
      Leasable square feet............        --         --       915       915
      Annual base rent................        --         --   $ 8,448  $  8,448
      Percent leased..................        --         --      92.6%     92.6%
     United Kingdom
      Number..........................        --           1        3         4
      Leasable square feet............        --          35      103       138
      Annual base rent................        --     $   494  $ 2,707  $  3,201
      Percent leased..................        --        79.5%    97.9%     93.3%
     Total
      Number..........................        106        110      110       326
      Leasable square feet............     13,455      6,285    6,707    26,447
      Annual base rent................    $52,758    $44,141  $70,656  $167,555
      Percent leased..................       95.4%      91.9%    89.8%     93.2%

                                  THE OFFERING

  All capitalized terms used herein and not defined herein shall have the meanings provided in "Description of Notes."

Securities Offered..........  $100,000,000 aggregate principal amount of  %
                              Senior Notes due   , 2004 (the "2004 Notes") and

                              $100,000,000 aggregate principal amount of  %
                              Senior Notes due   , 2007 (the "2007 Notes").

Maturity....................  The 2004 Notes will mature on   , 2004, and the
                              2007 Notes will mature on   , 2007.

Optional Redemption.........  Each series of the Notes is redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the sum of
                              (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes--Optional Redemption."

Interest Payment Dates......  Interest on the Notes is payable semi-annually on
                              each     and    , commencing   , 1998, and at
                              maturity.

Ranking.....................  The Notes will be effectively subordinated to secured indebtedness of the Company, which, as of June 30, 1997, was in the aggregate principal amount of approximately $388.0 million. The Notes will be pari passu with each other, with the Company's indebtedness under the Credit Facility and with all other unsecured and unsubordinated indebtedness of the Company. The outstanding principal balance under the Credit Facility varies from time to time and was, as of June 30, 1997, approximately $296.0 million. The Notes will be senior to approximately $146.9 million principal amount of unsecured subordinated indebtedness.

Use of Proceeds.............  To repay outstanding indebtedness under the
                              Credit Facility and to repay certain mortgage debt. See "Use of Proceeds" and "Underwriting."

Limitations on Incurrence     The Notes contain various covenants, including
of Debt.....................   the following:

                              (1) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis is greater than 60% of the sum of: (i) the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

                              (2) The Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the sum of: (i) the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt and (ii) the increase in Adjusted Total Assets since the end of the most recent fiscal quarter (including any increase resulting from the incurrence of additional Debt).


                              (3) The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on the date on which such additional Debt is to be incurred shall have been less than 1.50 to 1 on a pro forma basis, after giving effect thereto.

Maintenance of Total
 Unencumbered Assets........
                              The Company must maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of outstanding unsecured Debt of the Company.

  For a more complete description of the terms and definitions used in the foregoing summary, see "Description of Notes--Certain Covenants."

                             SUMMARY FINANCIAL DATA

  The following table sets forth certain historical and pro forma summary operating, balance sheet and other data for the Company and should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus.

                                                                                LIBERTY
                                                                               PROPERTY
                                                                                LIMITED
                                                                              PARTNERSHIP
                                                                                  AND
                                                                              PREDECESSOR
                               LIBERTY PROPERTY LIMITED PARTNERSHIP            COMBINED
                         ---------------------------------------------------  -----------
                         PRO FORMA (1)                     HISTORICAL
                         -------------   ------------------------------------------------
                              SIX MONTHS ENDED             YEAR ENDED DECEMBER 31,
                         ----------------------------- ----------------------------------
                         JUNE 30, 1997   JUNE 30, 1997    1996       1995        1994
                         -------------   ------------- ----------  ---------  -----------
                          (UNAUDITED)     (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT RATIOS)
OPERATING DATA
Total revenue...........  $   97,673      $   97,673   $  154,265  $ 117,041   $  83,022
Rental and real estate
 tax expense............      25,397          25,397       40,853     29,314      21,750
General and
 administrative
 expenses...............       4,782           4,782        8,023      5,212       4,712
Depreciation and
 amortization...........      17,288          17,288       28,203     22,518      14,732
                          ----------      ----------   ----------  ---------   ---------
Operating income........      50,206          50,206       77,186     59,997      41,828
Premium on debenture
 conversions............         --              --         1,027        --          --
Write off of deferred
 financing costs........       2,566           2,566          --         --          --
Interest expense........      19,729          23,911       38,528     37,688      34,243
                          ----------      ----------   ----------  ---------   ---------
Income before
 extraordinary item.....      27,911          23,729       37,631     22,309       7,585
Extraordinary item--
 Gain on extinguishment
 of debt................         --              --           --         --       55,761
                          ----------      ----------   ----------  ---------   ---------
Net income..............  $   27,911      $   23,729   $   37,631  $  22,309   $  63,346
                          ==========      ==========   ==========  =========   =========
OTHER DATA
Cash provided by
 operating activities...         (6)      $   48,451   $   59,817  $  50,452   $  38,832
Cash used by investing
 activities.............         (6)        (340,149)    (265,427)  (281,862)   (156,282)
Cash provided by
 financing activities...         (6)         297,136      214,593    216,870     142,381
Funds from
 Operations(3)..........      43,188(7)       44,506       65,944     44,606      22,517
EBITDA(4)...............      67,494          67,494      105,389     82,515      56,560
Ratio of EBITDA to
 interest expense.......        3.42            2.82         2.74       2.19        1.65
Long-term debt
 (including current
 maturities) to
 Adjusted Total
 Assets(5)..............        43.4%           49.5%        53.4%      47.8%       47.4%
                                     LIBERTY PROPERTY LIMITED PARTNERSHIP
                         ----------------------------------------------------------------
                         PRO FORMA(2)                      HISTORICAL
                         -------------   ------------------------------------------------
                                                                 DECEMBER 31,
                                                       ----------------------------------
                         JUNE 30, 1997   JUNE 30, 1997    1996       1995        1994
                         -------------   ------------- ----------  ---------  -----------
                          (UNAUDITED)     (UNAUDITED)
                                                (IN THOUSANDS)
BALANCE SHEET DATA
Net real estate.........  $1,441,977      $1,441,977   $1,059,562  $ 826,047   $ 512,281
Total assets............   1,580,573       1,548,743    1,152,612    898,102     602,981
Long-term indebtedness
 (including current
 maturities)............     741,977         830,960      678,709    473,909     320,857
Other liabilities.......      69,396          69,396       56,876     47,519      22,625
Owners' equity..........     769,200         648,387      417,027    376,674     259,499

--------
(1) Pro forma information reflects the net proceeds of the Preferred Shares Offering which is expected to close on August 11, 1997 as well as the net proceeds from the Offering. See "Use of Proceeds." The difference between pro forma and historical interest expense for the six months ended June 30, 1997 results from the repayment under the Credit Facility of $289.0 million and the incurrence of the indebtedness under the Notes in the aggregate amount of $200.0 million.
(2) The pro forma balance sheet as of June 30, 1997 reflects an increase in total assets of $31.8 million resulting primarily from net proceeds in excess of debt repayments, an increase in owners' equity of $120.8 million associated with the net proceeds of the Preferred Shares Offering and a decrease in long-term indebtedness of $89.0 million representing the difference between the net proceeds from the offerings used to repay indebtedness and the face amount of the Notes.
(3) "Funds from Operations" is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of Company performance over time. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.
(4) EBITDA means operating income before interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The Company has included information with respect to EBITDA because it understands that such information is used by certain investors as one measure of operating performance.
(5) Adjusted Total Assets equals total assets (as determined in accordance with GAAP) plus accumulated depreciation.
(6) Pro forma information relating to cash flow from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.
(7) Funds from Operations has been reduced by $5.5 million for required distributions associated with preferred partnership interests in the Company to be issued concurrently with the expected closing of the Preferred Shares Offering.

                                 RISK FACTORS

  An investment in the Notes offered hereby involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus, prospective investors should consider, among other things, the following factors:

GENERAL REAL ESTATE INVESTMENT RISKS

  Dependence on Tenants; Renewal of Leases and Reletting of Space. The Company's cash flow from operations will depend upon its ability to lease space in the Properties on economically favorable terms. Upon the expiration of leases, such leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including rental rates, the cost of leasing commissions, required renovations and concessions to tenants) may be less favorable than current lease terms. If any of these events should occur, the Company's cash flow from operations and ability to satisfy its obligations with respect to indebtedness could be adversely affected. The Company's cash flow from operations also would be adversely affected if tenants leasing a significant amount of space fail to pay rent or become bankrupt, or if for any other reason such rents could not be collected. See "The Properties--Tenants." Further, the Company may be adversely affected by various facts and events over which the Company will have no control, such as a change in the demand in the markets in which the Properties are located, the possible unavailability of prospective tenants and the possibility of economic or physical decline of the areas in which the Properties are located or physical damage to the Properties that would make them less attractive to tenants.

  Risks of Acquisition, Development and Construction Activities. The Company intends to continue acquisition and development of industrial and office properties. See "Business Objectives and Strategies." Acquisitions of additional properties and development activities entail risks that investments will fail to perform in accordance with expectations. With respect to the Company's development activities, such development opportunities may be abandoned, construction costs of any property may exceed original or budgeted estimates (possibly making the property uneconomical) and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

  The Company anticipates that future acquisitions and developments will be financed, in whole or in part, under the Credit Facility, through other forms of secured or unsecured financing or through utilization of access to capital markets. Such financings may result in the risk that, upon completion of construction, permanent financing for newly developed commercial properties may not be available or may be available only on disadvantageous terms. If financing is not available on acceptable terms for new acquisitions or developments undertaken without permanent financing, further acquisitions and development might be curtailed, cash available to satisfy indebtedness might be adversely affected and foreclosures on newly developed or acquired properties could occur. Further, if any particular property is not successful, the Company's losses could exceed its investment in the property.

  Competition. There are numerous developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. The Company may be adversely affected by the fact that the availability of land for development within the Company's markets continues to diminish, as does the availability of high quality properties for acquisition within the Company's markets and elsewhere.

  Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment (collectively, "Environmental Laws"), a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of certain hazardous or toxic substances disposed, stored, released, generated, manufactured or discharged from, on, at, onto, under or in such property. Environmental Laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances. In addition, the presence of any such substances, or the failure to properly remediate such substances when present, released or discharged, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner or operator therefor as to any property is generally not limited under such Environmental Laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition to any action required by federal, state or local authorities, the presence of hazardous or toxic substances on any of the Properties, or on any properties or land acquired or properties developed hereafter, could result in private plaintiffs bringing claims for personal injury or other causes of action. In connection with the ownership and operation of the Properties, and of any properties or land acquired hereafter, the Company may be potentially liable for remediation, release or injury. Further, various Environmental Laws impose on owners or operators the requirement of on-going compliance with rules and regulations regarding business-related activities that may affect the environment. Failure to comply with such requirements could result in difficulty in the lease or sale of any affected Property or the imposition of monetary penalties and fines in addition to the costs required to attain compliance. For additional information, see the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company and the Trust, incorporated by reference in the accompanying Prospectus.

INDEBTEDNESS

  The amount of indebtedness that the Company may incur is not limited by its organizational documents and, subject to restrictions contained in the instruments governing certain of the Company's indebtedness, including the Credit Facility and the covenants applicable to the offering of the Notes, is solely within the discretion of the Trustees of the Trust, in the Trust's capacity as the sole general partner of the Company. There can be no assurance that the Company will not become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in the amount of required debt service payments, which could adversely affect the financial condition and results of operations of the Company and the Company or the Trust's ability to satisfy its obligations with respect to indebtedness, including the Notes, and to make distributions to shareholders.

  Required payments on mortgages and other indebtedness generally are not reduced if the economic performance of any property declines. If such a decline occurs, the Company's income, Funds from Operations and cash available to satisfy indebtedness, will be adversely affected. As of June 30, 1997, the Company had outstanding indebtedness in the aggregate principal amount of $831.0 million, including $296.0 million principal amount of unsecured indebtedness under the Credit Facility. If the Company should be unable to pay its indebtedness as it becomes due, it could sustain a loss, which may include foreclosures by or judgments against the Company in favor of mortgagees. Instruments evidencing certain of the Company's indebtedness, including the Company's Exchangeable Subordinated Debentures due 2001 (the "Debentures"), the Credit Facility and the Indenture (as defined below), contain cross-default and/or cross-acceleration provisions. Depending on the principal amount of the Debentures that are exchanged for Common Shares, if any, the Company may not have accumulated sufficient cash to repay the principal due on the Debentures upon their maturity and may therefore be required to meet its obligations through refinancings. There can be no assurance that the Company will be able to refinance this or any other indebtedness. Additionally, certain of the Company's indebtedness, including indebtedness under the Credit Facility, bears interest at variable rates and, therefore, exposes the Company to the risk of increasing interest rates.

RISK OF ENTRY INTO NEW MARKETS

  The Company's business strategy contemplates expanding its operations into additional new markets. In determining whether to enter a new market, management considers various factors, including demographics, job growth, employment, real estate fundamentals and competition. There can be no assurance that the Company will be successful in its effort to identify new markets that will afford it the opportunity for favorable results or that the Company will be able to achieve such results in those markets.

DEPENDENCE ON PRIMARY MARKETS

  The Properties are located principally in the Southeastern, Mid-Atlantic and Mid-Western United States. The Company's performance is, therefore, dependent upon economic conditions in these geographic areas. Like much of the country, the Southeastern, Mid-Atlantic and Mid-Western United States, have been subject to periods of economic decline.

TAX RISKS

  Risks Associated with Potential Borrowings Necessary to Make Distributions to Qualify as a REIT. The Trust has made, and intends to continue to make, distributions to shareholders to comply with the distribution provisions of the Code in order to maintain qualification as a REIT and to avoid income taxes and the non-deductible excise tax. The Trust's income and cash flow will consist primarily of its share of distributions from the Company. Timing of and fluctuations in the receipt of income and the payment of expenses and the effect of required debt amortization payments, if any, may require the Trust, through the Company, to borrow funds to meet the distribution requirements necessary to achieve the tax benefits associated with qualifying as a REIT or to fund the payment of dividends on the Series A Preferred Shares (if issued), even if the Trust's management believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. See "Federal Income Tax Considerations" and "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" in the accompanying Prospectus.

FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Trust to qualify as a REIT or to fund the payment of dividends on the Series A Preferred Shares (if issued), dependence on the primary markets in which the Properties are located, the existence of complex regulations relating to the Trust's status as a REIT and the adverse consequences of the failure of the Trust to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

  The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of June 30, 1997, consisted of the Operating Properties totaling approximately 26.4 million leasable square feet. As of June 30, 1997, the Company was developing 28 properties and held 943 acres of land for future development. The Development Properties are expected to generate approximately
3.2 million leasable square feet. The land is zoned for commercial use and is anticipated by the Company to be capable of supporting, as and when developed, approximately nine million leasable square feet. The Properties and such land are located principally within the Southeastern, Mid-Atlantic and Mid-Western United States. As of June 30, 1997, the Operating Properties were approximately 93.2% leased to over 1,100 tenants.

  During the six months ended June 30, 1997, through Total Investments (as defined below) aggregating $418.4 million, the Company increased its total leasable square footage of industrial and office space by approximately 12.3% through the acquisition of 63 properties containing approximately 4.4 million leasable square feet, by the development of nine properties containing approximately 1.8 million leasable square feet and through the sale of five properties containing approximately 520,000 leasable square feet.

  As of June 30, 1997, the Operating Properties consisted of 216 industrial and 110 office properties. The Company's industrial properties are located principally in suburban mixed-use developments or business parks and include warehouse/distribution facilities, as well as flex facilities which accommodate both industrial and office use. The industrial activities in the Company's flex facilities typically include service, assembly, light manufacturing and research and development. The Company's office properties are mid-rise and single story office buildings, located principally in suburban mixed-use developments or office parks.

  The Trust is the sole general partner and also a limited partner of the Company, with a combined equity interest in the Company of 89.76% at June 30, 1997. The units of limited partnership interest in the Company (the "Units") are exchangeable on a one-for-one basis (subject to antidilution protections) for Common Shares, typically after the first anniversary of the issuance of any such Units. The limited partners of the Company other than the Trust are persons or entities that contributed assets to the Company, principally senior executives of the Company and their affiliates. The Units held by such limited partners were exchangeable for approximately 4.7 million Common Shares as of June 30, 1997.

  The Trust's 216 employees (as of July 25, 1997) are under the direction of 19 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Trust and the Predecessor for 13 years. As of June 30, 1997, the 19 senior executives beneficially owned 4.7% of the outstanding Common Shares on a fully diluted basis. The Trust's in-house leasing, marketing and property management staff operates in ten full-service local offices in the United States. This structure enables the Trust to better understand the particular characteristics of the local markets in which it operates, to respond quickly and directly to tenant needs and to better identify local acquisition and development opportunities.

  The Company's international operations include four Operating Properties in the County of Kent, England. In addition, the Company provides management services with respect to a joint venture between Rouse Kent Limited, which is owned by certain senior executives of the Company, and the County of Kent, England to develop a 650-acre, mixed-use park approximately 25 miles southeast of London. The Company has an option to purchase Rouse Kent Limited for nominal consideration. The Company committed to loans in 1996 to two affiliates for development projects. As of June 30, 1997, the balance of these notes receivable was $7.7 million.

  The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700.

                      BUSINESS OBJECTIVES AND STRATEGIES

  The Company's business objective is to maximize long-term profitability for its partners and the Trust's shareholders by (i) maintaining and increasing property occupancy and rental rates through the effective management of the Properties, (ii) developing and acquiring high quality new properties in existing and select new markets and (iii) providing a full line of real estate services to the Company's tenants. In addition, it is the Company's strategy to maintain a conservative and flexible capital structure. While implementing these strategies, the Trust's Funds from Operations per Common Share increased by 12.8% based on a comparison of the six months ended June 30, 1997 with the comparable period in 1996. No assurance can be given that this level of growth will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Calculation of Funds from Operations."

INTERNAL GROWTH STRATEGIES

  Management believes that the Properties offer significant opportunities for the Company to increase its rental revenues and cash flow. The Company seeks to increase cash flow by continuing its practice of negotiating for contractual rental increases that take effect during the terms of its leases. In addition, the Company seeks to increase rental revenues through the renewal or replacement of expiring leases at higher rental rates and by improving the occupancy rates of its portfolio. As a result of these activities, property-level operating income for "Same Store" properties increased by 5.2% for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. "Same Store" properties are those owned as of January 1, 1996.

  New Leases and Lease Renewals. In the early 1990s, rental rates in the markets in which the Properties are located were flat or decreased as a result of recessionary market conditions and an oversupply of commercial real estate in such markets. As these leases expire, the Company expects, although no assurance can be given, that replacement leases will reflect higher rental rates as economic conditions continue to improve and the oversupply of commercial real estate is mitigated by the decreased commercial construction starts in recent years. During the first six months of 1997 the Company achieved a 14.4% increase in the straight-line rents for the 1.8 million square feet of replacement and renewal leases executed in 1997. See "The Properties--Occupancy and Rental Rates," "--Leasing for Six Months Ended June 30, 1997" and "--Lease Expirations."

  Contractual Increases. The Company seeks to generate increased cash flow from the Operating Properties through contractual increases in rental rates under its leases. The leases in effect with respect to the Operating Properties as of June 30, 1997 provide for contractual rental increases that are expected to contribute an additional $3.4 million to the Company's cash flow for the year ending December 31, 1998. The Company intends to continue seeking to negotiate contractual rent increases that take effect during the terms of its leases.

  Improving Occupancies. The Company believes that the quality and diversity of its tenant base has contributed, and will continue to contribute, to the success of its strategy for increasing rental and occupancy rates. The Company targets financially stable tenants in an effort to minimize uncertainty relating to the ability of its tenants to meet their lease obligations. The Company's success in maintaining its occupancy rates and attracting and retaining tenants is demonstrated in part by its renewal rate which was 67% (based on square footage) for the six months ended June 30, 1997.

  Cost Controls. The Company seeks to monitor and control its operating and administrative costs by performing many functions in-house rather than by engaging outside third parties. For example, the Company relies primarily on its locally based leasing and marketing staff, thereby reducing commissions to third parties. Similarly, although construction and design services typically are provided by third parties (including, in certain instances, entities affiliated with one or more of the Company's senior executives), the Company's in-house construction and design management staff closely supervises construction and design activities in an effort to control costs, minimize cost overruns, ensure timely delivery of tenant space and maximize productivity and efficiencies. The Company also employs an annual capital improvement and preventive maintenance program designed to reduce the operating costs of the Properties and maintain their long-term value.

ACQUIRING OFFICE AND INDUSTRIAL PROPERTIES

  Strategy. The Company seeks to acquire properties consistent with its business objectives and strategies. The Company has identified the following categories of acquisitions:

  Single-Asset Acquisitions:

  . Stabilized Acquisitions--Individual properties generally located within the Company's existing markets, which are typically at high occupancy levels upon acquisition.

  . Entrepreneurial Acquisitions--Individual properties generally located within the Company's existing markets which are typically either vacant or at low occupancy levels and can be purchased substantially below replacement cost, thereby offering the opportunity for above-average returns when fully leased.

  Portfolio Acquisitions:

  . Groups of properties or existing real estate companies that may include both stabilized and entrepreneurial acquisitions within existing markets or select new markets, as well as development properties, which offer opportunities for enhanced operating performance as a result of the Company's management expertise and financial strength.

  Acquisitions Completed During Six Months Ended June 30, 1997. During the six months ended June 30, 1997, the Company acquired 63 Properties containing approximately 4.4 million leasable square feet for a Total Investment of $344.0 million. The "Total Investment" for a property is defined as the property's purchase price plus closing costs and management's estimate, as determined at the time of acquisition, of the cost of necessary building improvements in the case of acquisitions, or land costs and land and building improvement costs in the case of development projects, and where appropriate, other development costs and carrying costs required to reach rent commencement.

  Portfolio Acquisitions. The Company's acquisitions during the six months ended June 30, 1997 included three portfolio acquisitions: a portfolio of 16 office and industrial properties located in the Minneapolis, Minnesota metropolitan area totaling approximately one million leasable square feet for a Total Investment of $63.3 million; a portfolio of 14 properties in South Carolina, Florida and North Carolina totaling approximately 1.1 million leasable square feet (exclusive of development properties included in the portfolio) for a Total Investment of $57.6 million; and a portfolio of seven properties in the Detroit, Michigan metropolitan area totaling 915,000 leasable square feet for a Total Investment of $110.4 million.

  Individual Acquisitions. The Company's individual acquisitions during the six months ended June 30, 1997 included 26 properties totaling approximately
1.4 million leasable square feet for a Total Investment of $112.7 million.

  The following table sets forth certain information, as of June 30, 1997, regarding the Properties acquired in 1997:

                 ACQUISITIONS COMPLETED THROUGH JUNE 30, 1997

                                                                      TOTAL
                                           TOTAL LEASABLE PERCENT   INVESTMENT
                                            SQUARE FEET   LEASED  (IN THOUSANDS)
                                           -------------- ------- --------------
Stabilized Acquisitions
  Industrial--Distributions...............     384,568     100.0%    $ 14,050
  Industrial--Flex........................   1,693,235      94.8       98,217
  Office..................................   1,650,256      91.2      174,947
                                             ---------     -----     --------
    Total Stabilized Acquisitions.........   3,728,059      93.7      287,214
Entrepreneurial Acquisitions
  Industrial--Distribution................     169,042       0.0        6,730
  Industrial--Flex........................      54,032      66.3        2,313
  Office..................................     468,543      43.0       47,730
                                             ---------     -----     --------
    Total Entrepreneurial Acquisitions....     691,617      34.3       56,773
                                             ---------     -----     --------
Total 1997 Acquisitions...................   4,419,676      84.4%    $343,987
                                             =========     =====     ========

  Acquisitions Completed After June 30, 1997. Since June 30, 1997 and through July 25, 1997, the Company has completed single-asset acquisitions consisting of eight stabilized properties, aggregating approximately 320,000 leasable square feet for a Total Investment of $24.3 million.

  Pending Acquisitions. As of July 25, 1997, the Company had entered into contracts to purchase six additional suburban industrial and office properties (the "Pending Acquisitions") which the Company considered probable of closing as of the date of this Prospectus Supplement. The Pending Acquisitions aggregate approximately 629,000 leasable square feet, for an estimated Total Investment of approximately $51.2 million.

  The purchase of all of the Pending Acquisitions is subject to various contingencies, including, among others, completion of due diligence and other customary conditions. Accordingly, there can be no assurance that the Company will acquire any or all of the Pending Acquisitions or that the acquisitions will be consummated for the estimated Total Investment.

DEVELOPMENT ACTIVITIES

  Strategy. The Company pursues selective development opportunities focusing on high quality suburban industrial and office properties typically within its existing markets. The Company's development activities fall into two categories: build-to-suit projects and projects built for inventory. The Company develops build-to-suit projects for existing and new tenants. The buildings in these projects typically are substantially pre-leased to one or more tenants prior to construction. The Company also builds properties for inventory in high-occupancy markets in which the Company has identified sufficient demand at market rental rates to justify such construction.

  Developments Completed During Six Months Ended June 30, 1997. During the six months ended June 30, 1997, the Company completed six build-to-suit and three inventory development properties. These properties contain approximately 1.8 million leasable square feet representing a Total Investment of $74.4 million. As of June 30, 1997, these properties were 100% leased.

  The following table lists certain information, as of June 30, 1997, for all of the Development Properties completed in the first and second quarters of 1997:

                       COMPLETED DEVELOPMENT PROPERTIES

                                      TOTAL                    TOTAL
                                    INVESTMENT   NUMBER OF   LEASABLE   PERCENT
                                  (IN THOUSANDS) PROPERTIES SQUARE FEET LEASED
                                  -------------- ---------- ----------- -------
1st Quarter, 1997
  Build-to-Suit..................    $36,131          1      1,190,000   100.0%
  Inventory......................      7,694          2        222,000   100.0
                                     -------        ---      ---------   -----
    Total........................     43,825          3      1,412,000   100.0
                                     -------        ---      ---------   -----
2nd Quarter, 1997
  Build-to-Suit..................     29,173          5        399,600   100.0
  Inventory......................      1,409          1         32,400   100.0
                                     -------        ---      ---------   -----
    Total........................     30,582          6        432,000   100.0
                                     -------        ---      ---------   -----
All Development Properties.......    $74,407          9      1,844,000   100.0%
                                     =======        ===      =========   =====

  Current Development Properties. As of June 30, 1997, the Company was developing 28 properties, which upon completion are expected to generate approximately 3.2 million leasable square feet. Approximately 58% of such space was pre-leased as of June 30, 1997. The properties under development as of June 30, 1997 represent a Total Investment of $206.7 million.

  Land. As of June 30, 1997, the Company owned 943 acres of land for future development, all zoned for commercial use. Substantially all of the land is located adjacent to or within existing industrial or business parks with site improvements, such as public sewers, water and utilities available for service, and the Company anticipates that the land is capable of supporting, as and when developed, approximately nine million leasable square feet. The Company's investment (as determined in accordance with GAAP) in land held for development as of June 30, 1997 was $48.9 million. The Company believes that, because it is a fully integrated real estate firm, its base of commercially zoned land in existing industrial and business parks provides a competitive advantage for future development activities, particularly as the availability of land within the Company's geographic markets continues to diminish.

FINANCING ACTIVITIES

  On March 24, 1997, the Trust consummated the public offering of 7,500,000 Common Shares at a price of $24.50 per share. Pursuant to the exercise of the over-allotment option by the underwriters of such offering, on April 1, 1997, the Trust consummated the sale of an additional 750,000 Common Shares at the same price per share. The aggregate net proceeds to the Trust from such offering, including the proceeds from the exercise of such option, was approximately $191.7 million. The aggregate net proceeds of such offering were contributed to the Company.

  On May 20, 1997, the Company closed on the $325 million unsecured Credit Facility. The interest rate on borrowings under the Credit Facility adjusts based on the Company's leverage levels and senior debt ratings from Moody's and Standard & Poor's. The current interest rate for the Credit Facility is 110 basis points over LIBOR.

  On August 5, 1997, the Trust priced the Preferred Shares Offering. The closing of the Preferred Shares Offering is expected to occur on August 11, 1997, and is expected to result in net proceeds to the Trust of approximately $120.8 million. The net proceeds of such offering would upon receipt be contributed to the Company in exchange for preferred partnership interests in the Company, the economic terms of which will be substantially identical to the Series A Preferred Shares. Neither the Preferred Shares Offering nor the Offering is conditioned on the consummation of the other and either offering may be consummated alone or together with the other. There is no assurance that the Trust will consummate the Preferred Shares Offering.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes, after deduction of the estimated expenses of the Offering, are estimated to be approximately $198.2 million. If the Preferred Shares Offering is consummated, the Company intends to use approximately $168.2 million of the net proceeds from the Offering to repay indebtedness under the Credit Facility, and approximately $30.0 million of the net proceeds of the Offering to repay mortgage debt owed to an affiliate of one of the Underwriters (see "Underwriting"). If the Preferred Shares Offering is not consummated, the Company intends to use the entire net proceeds of the Offering to repay indebtedness under the Credit Facility. As of June 30, 1997, the Company had outstanding indebtedness under the Credit Facility of approximately $296.0 million, bearing interest at a rate of approximately 6.9% per annum and maturing May 20, 1999. The indebtedness outstanding under the Credit Facility was incurred principally in connection with the Company's acquisition activities and the refinancing of previously incurred indebtedness. There can be no assurance that the Preferred Shares Offering will be completed. See "Business Objectives and Strategies-- Financing Activities."

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company, on a consolidated basis, as of June 30, 1997, and as of such date, as adjusted to give effect to the sale of the Notes hereby and the completion of the Preferred Shares Offering and the application of the estimated net proceeds from both offerings. See "Business Objectives and Strastegies--Financing Activities" and "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement, the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                                         AS OF JUNE 30, 1997
                                                        ---------------------
                                                           (IN THOUSANDS)
                                                          ACTUAL   PRO FORMA
                                                        ---------- ----------
Senior Debt:
  Credit Facility...................................... $  296,000 $    7,017
  Mortgage loans.......................................    388,030    388,030(1)
     % Senior Notes due 2004...........................        --     100,000
     % Senior Notes due 2007...........................        --     100,000
                                                        ---------- ----------
    Total senior debt..................................    684,030    595,047
Subordinated debentures................................    146,930    146,930

Owners' Equity:
  General partners' equity.............................    581,992    703,234
  Limited partners' equity.............................     66,395     65,966
                                                        ---------- ----------
    Total owners' equity...............................    648,387    769,200
                                                        ---------- ----------
    Total capitalization............................... $1,479,347 $1,511,177
                                                        ========== ==========

--------
(1) Does not reflect the application of approximately $30.0 million of the net proceeds which is intended to be used to repay outstanding secured indebtedness incurred after June 30, 1997.

                                THE PROPERTIES

  The Operating Properties, as of June 30, 1997, consisted of 216 industrial and 110 office properties. Single tenants occupy 116 Operating Properties. The Company provides a reduced level of service in connection with the operation or maintenance of these Properties. The remaining 210 of the Company's Operating Properties are occupied by multiple tenants for which the Company renders a range of building, operating and maintenance services.

  The Company's industrial properties consist of a variety of warehouse, distribution, service, assembly, light manufacturing and research and development facilities. Substantially all of the Company's industrial properties are located in suburban, mixed-use developments or business parks. They include both single-tenant and multi-tenant facilities, with most designed flexibly to accommodate various types of tenants, space requirements and industrial uses to increase re-leasing opportunities and control re-leasing costs. As of June 30, 1997, the Company's industrial properties were approximately 94.3% leased.

  The Company's office properties are mid-rise and single story office buildings principally located in suburban, mixed-use developments or office parks. Substantially all are located in prime business locations within established business communities offering excellent access to interstate highway systems. As of June 30, 1997, the office properties were approximately 89.8% leased.

  Set forth as Appendix "A" to this Prospectus Supplement is a table which provides certain information with respect to the Properties as of June 30, 1997.

OCCUPANCY AND RENTAL RATES

  Property level operating income for "Same Store" properties increased by 5.2% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. "Same Store" figures include results for the 203 (net of five properties exchanged in connection with acquisitions) properties owned as of January 1, 1996.

LEASING FOR SIX MONTHS ENDED JUNE 30, 1997

  The Company achieved a 14.4% increase in the straight-line rents for the 1.8 million square feet of replacement and renewal leases executed in the first six months of 1997. However, these results should not be viewed as necessarily reflecting a trend in actual short-term rental rate fluctuations because the properties leased during the period are not necessarily representative of the balance of the Company's portfolio and the leases entered into during the period reflect an uneven rate of expirations and signings of leases of varying sizes and terms.

LEASE EXPIRATIONS

  The following table shows scheduled lease expirations and certain other information, as of June 30, 1997, for leases in place for the Operating Properties as of such date, assuming none of the tenants exercises renewal options or termination rights, if any:

                                                                   AVERAGE
                                                                   RENT PER    PERCENT OF
                          NUMBER  LEASABLE SQUARE ANNUALIZED BASE   SQUARE     ANNUAL BASE     PERCENT OF
        YEAR OF             OF     FEET SUBJECT     RENT UNDER    FOOT UNDER      RENT         SQUARE FEET
         LEASE            LEASES    TO EXPIRING   EXPIRING LEASES  EXPIRING  REPRESENTED BY  REPRESENTED BY
       EXPIRATION        EXPIRING     LEASES      (IN THOUSANDS)    LEASES   EXPIRING LEASES EXPIRING LEASES
       ----------        -------- --------------- --------------- ---------- --------------- ---------------
ALL PROPERTIES
1997(1)................     186      1,525,808       $  9,749       $6.39           5.4%            6.2%
1998...................     277      3,542,976         20,079        5.67          11.1            14.4
1999...................     253      3,895,526         27,480        7.05          15.2            15.8
2000...................     247      3,922,095         36,316        9.26          20.0            15.9
2001...................     174      3,671,188         24,219        6.60          13.4            14.9
2002...................      98      1,345,700         10,423        7.75           5.8             5.5
Thereafter.............     134      6,733,012         52,698        7.83          29.1            27.3
                          -----     ----------       --------       -----         -----           -----
 Total.................   1,369     24,636,305       $180,964       $7.35         100.0%          100.0%
                          =====     ==========       ========       =====         =====           =====

--------
(1) From July 1, 1997 through December 31, 1997.

TENANTS

  The Operating Properties are leased to over 1,100 tenants, which engage in a wide variety of businesses including pharmaceuticals, telecommunications, finance, insurance and electronics. As of June 30, 1997, the Company's largest tenant, AT&T Resource Management Corp., accounted for approximately 4.5% of the Company's total annual base rent. Leases accounting for approximately 88% of this tenant's annual base rent do not expire until 2000 or later. Other than AT&T Resource Management Corp., only eight tenants accounted for more than 1% each of total annual base rent as of June 30, 1997.

  The following table sets forth the Company's 10 largest tenants, based on annual base rent as of June 30, 1997:

                                 NUMBER   ANNUAL BASE RENT PERCENTAGE OF TOTAL
            TENANT              OF LEASES  (IN THOUSANDS)   ANNUAL BASE RENT
            ------              --------- ---------------- -------------------
 1.AT&T Resource Management
    Corp.......................     14        $ 7,561              4.5
 2.DSC Logistics...............      2          4,693              2.8
 3.Vanguard Group..............      3          3,811              2.3
 4.Prudential Insurance
    Company....................      8          2,993              1.8
 5.Sanofi Winthrop.............      6          2,916              1.7
 6.United States of America....      7          2,217              1.3
 7.Fluor Daniel, Inc...........      7          2,202              1.3
 8.RL Polk.....................      2          1,773              1.1
 9.Hewlett-Packard Company.....      3          1,766              1.1
10.GMAC........................      2          1,366              0.8
                                   ---        -------             ----
    Total......................     54        $31,298             18.7%
                                   ===        =======             ====

PRINCIPAL MARKETS

  The Company operates primarily in 10 markets in the Southeastern, Mid-Atlantic and Mid-Western United States. For a more detailed presentation of the industrial and office properties owned by the Company in each of these markets, see "Summary--The Operating Properties." The material presented below is a brief description of these markets. The following market data has been compiled from sources which the Company believes to be reliable, but no assurance can be given as to the accuracy of such market data:

  Southeastern Pennsylvania. Southeastern Pennsylvania's suburban market covers the four counties that immediately surround Philadelphia, namely, Bucks, Chester, Delaware, and Montgomery Counties. Of the various submarkets comprising the Southeastern Pennsylvania suburban market, the Company's operations have focused on two particular submarkets: the Route 202 Corridor in Chester and Montgomery Counties (King of Prussia/Conshohocken to West Chester), and the Horsham submarket in Montgomery and Bucks Counties. As of December 1996 suburban industrial vacancy for the Southeastern Pennsylvania market was estimated to be approximately 10.6% and suburban Class A office vacancy for the Route 202 and Horsham submarkets was approximately 7.4% and 9.1%, respectively.

  New Jersey/Delaware. The Company operates in the Southern New Jersey market, which encompasses the three counties of New Jersey that border Philadelphia:
Burlington, Camden, and Gloucester. The Gloucester County distribution submarket and the Route 73/Burlington/Camden Counties office submarket are the focal points for the Company's New Jersey activity. As of December 1996 suburban industrial vacancy for the Southern New Jersey market was estimated to be approximately 4.0% and suburban Class A office vacancy was estimated to be approximately 12.8%.

  The Company's operations in Delaware are located principally in the New Castle County market. This market has, in addition to its strong industrial base, both a large office market, serving Wilmington's financial services industry, and a very active distribution market located at the convergence of the major north-south arteries of I-95 and I-295, which convergence creates a natural distribution center. As of December 1996 suburban industrial vacancy for the Wilmington market was estimated to be approximately 10.0% and suburban Class A office vacancy was estimated to be approximately 5.3%.

  Lehigh Valley, Pennsylvania. The Lehigh Valley market includes the cities of Allentown and Bethlehem and is centrally located on major transportation routes I-78 and the Northeast Extension of the Pennsylvania Turnpike, convenient to both New York and Philadelphia. This superior location has created strength in the office and industrial markets. Located within a 250-mile radius of 25% of the nation's population, the Lehigh Valley has become a major distribution hub for the Northeastern United States, increasing the demand for industrial warehouse space. As of December 1996 suburban industrial vacancy for the Lehigh Valley market was estimated to be approximately 12.8% and suburban Class A office vacancy was estimated to be approximately 6.7%.

  Richmond, Virginia. Richmond, the capital of Virginia, is supported by a diverse and growing economy. The Richmond metropolitan statistical area ("MSA") has a population of nearly one million, and serves as the headquarters for eight Fortune 500 companies. The past three years have seen significant growth in the region's economy, based on the following factors: improvement in the national economy and increasing exports, a well educated work force, low housing costs, wages and taxes and minimal governmental regulation. As of December 1996 suburban industrial vacancy for the Richmond market was estimated to be approximately 5.1% and suburban Class A office vacancy was estimated to be approximately 4.0%.

  Baltimore/Washington Corridor. The Baltimore/Washington corridor is a vibrant market, where the Company operates in several submarkets, including the "new city" of Columbia, Maryland, located on I-95 and convenient to both Baltimore and Washington, and the Annapolis submarket, which due to the opening of Route 50 and the completion of I-97 has benefited from improved access to the Capitol Beltway, Baltimore, BWI Airport and Columbia. As of December 1996 suburban industrial vacancy for the Howard County market was estimated to be approximately 8.3% for the flex industrial and 11.0% for bulk industrial and suburban Class A office vacancy was estimated to be approximately 5.4%.

  The Carolinas. The Company operates in the Piedmont Triad area of North Carolina. Including the Greensboro, Winston-Salem and High Point regions, this area reflects low unemployment and strong population and job growth. As of December 1996 suburban industrial vacancy for the Piedmont Triad market was estimated to be approximately 6.7% and suburban Class A office vacancy was estimated to be approximately 6.4%.

  The Company operates in the Greenville, Columbia and Charleston markets in South Carolina. Each of these markets has experienced economic growth in recent years. As of December 1996 suburban industrial vacancy for the Greenville market was estimated to be approximately 5.0% and suburban Class A office vacancy was estimated to be approximately 5.0%. As of December 1996 suburban industrial vacancy for the Columbia market was estimated to be approximately 7.2% and suburban Class A office vacancy was estimated to be approximately 7.0%. As of December 1996 suburban Class A office vacancy for the Charleston market was estimated to be approximately 12.4%.

  Jacksonville, Florida. Jacksonville is an expanding market in an area with a strong population growth rate and a relatively low cost of living. The population of Jacksonville is now over one million, an increase of over 35% since 1980. Fueled by corporate expansions and relocations, Jacksonville's suburban office and industrial markets have continued to experience favorably low vacancy rates. The Company's operations are concentrated in the two sub-markets, the Southside, which includes both office and a new industrial market, and the Westside industrial markets. As of December 1996 suburban industrial vacancy for the Jacksonville market was estimated to be approximately 6.1% and suburban Class A office vacancy was estimated to be approximately 2.1%.

  Tampa, Florida. The Tampa area includes the cities of Tampa, St. Petersburg and Clearwater and is currently experiencing significant growth in population and employment. The area has 2.2 million people, and is the fourteenth fastest growing metropolitan area in the United States based upon employment growth. The Tampa Bay area is projected to lead the state in the number of jobs by the year 2005, surpassing the Miami MSA. As of December 1996 suburban industrial vacancy in the Tampa market was estimated to be approximately 6.7% and suburban Class A office vacancy was estimated to be approximately 8.5%.

  Minneapolis Metropolitan Area. The Minneapolis/St. Paul market is the twelfth largest MSA in the country with approximately 2.7 million people. Minneapolis has enjoyed solid demographic growth in recent years, especially compared to other Midwestern cities. This growth can be attributed to a number of factors, including state employment, higher education and medical services. As of December 1996 suburban industrial vacancy for the Minneapolis/St. Paul market was estimated to be approximately 6.0% and suburban Class A office vacancy was estimated to be approximately 6.0%.

  Detroit Metropolitan Area. The Company operates in the submarkets of Troy, Southfield and Farmington Hills, all of which are suburbs of Detroit located in Oakland County. According to U.S. Census Bureau Statistics, Oakland County has a population of over 1.2 million and this population is expected to grow over the next five years. Vacancy rates in each of Detroit's submarkets have been improving in the last four years, and such improvements have led to increased rental rates in each of these submarkets. As of December 1996 suburban industrial vacancy for the Southern Michigan market place was estimated to be approximately 6.2% and suburban Class A office vacancy was estimated to be approximately 9.8%.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain historical and pro forma summary operating, balance sheet and other data for the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus. Certain amounts from prior periods have been restated to conform to current year presentations. The Company's historical consolidated operating data for, and balance sheet data as of the end of, the six months ended June 30, 1997 have been derived from the Company's unaudited interim financial statements. In the opinion of management, the financial data as of, and for the six months ended, June 30, 1997 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Pro forma operating data is presented as if the Offering and the Preferred Shares Offering had been consummated as of January 1, 1997. The pro forma balance sheet data are presented as if the Offering and the Preferred Shares Offering had occurred on June 30, 1997.

  The pro forma information does not (i) purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated or (ii) purport to project the Company's financial position or results of operations at any future date or for any future period.

                                                                                LIBERTY
                                                                               PROPERTY
                                                                                LIMITED
                                                                              PARTNERSHIP
                                                                                  AND
                                                                              PREDECESSOR
                               LIBERTY PROPERTY LIMITED PARTNERSHIP            COMBINED
                         ---------------------------------------------------  -----------
                         PRO FORMA (1)                     HISTORICAL
                         -------------   ------------------------------------------------
                              SIX MONTHS ENDED             YEAR ENDED DECEMBER 31,
                         ----------------------------- ----------------------------------
                         JUNE 30, 1997   JUNE 30, 1997    1996       1995        1994
                         -------------   ------------- ----------  ---------  -----------
                          (UNAUDITED)     (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT RATIOS)
OPERATING DATA
Total revenue...........  $   97,673      $   97,673   $  154,265  $ 117,041   $  83,022
Rental and real estate
 tax expense............      25,397          25,397       40,853     29,314      21,750
General and
 administrative
 expenses...............       4,782           4,782        8,023      5,212       4,712
Depreciation and
 amortization...........      17,288          17,288       28,203     22,518      14,732
                          ----------      ----------   ----------  ---------   ---------
Operating income........      50,206          50,206       77,186     59,997      41,828
Premium on debenture
 conversions............         --              --         1,027        --          --
Write off of deferred
 financing costs........       2,566           2,566          --         --          --
Interest expense........      19,729          23,911       38,528     37,688      34,243
                          ----------      ----------   ----------  ---------   ---------
Income before
 extraordinary item.....      27,911          23,729       37,631     22,309       7,585
Extraordinary item--
 Gain on extinguishment
 of debt................         --              --           --         --       55,761
                          ----------      ----------   ----------  ---------   ---------
Net income..............  $   27,911      $   23,729   $   37,631  $  22,309   $  63,346
                          ==========      ==========   ==========  =========   =========
Other Data
Cash provided by
 operating activities...          (6)     $   48,451   $   59,817  $  50,452   $  38,832
Cash used by investing
 activities.............          (6)       (340,149)    (265,427)  (281,862)   (156,282)
Cash provided by
 financing activities...          (6)        297,136      214,593    216,870     142,381
Funds from
 Operations(3)..........      43,188(7)       44,506       65,944     44,606      22,517
EBITDA(4)...............      67,494          67,494      105,389     82,515      56,560
Ratio of EBITDA to
 interest expense.......        3.42            2.82         2.74       2.19        1.65
Long-term debt
 (including current
 maturities) to
 Adjusted Total
 Assets(5)..............        43.4%           49.5%        53.4%      47.8%       47.4%
                                     LIBERTY PROPERTY LIMITED PARTNERSHIP
                         ----------------------------------------------------------------
                         PRO FORMA(2)                      HISTORICAL
                         -------------   ------------------------------------------------
                                                                 DECEMBER 31,
                                                       ----------------------------------
                         JUNE 30, 1997   JUNE 30, 1997    1996       1995        1994
                         -------------   ------------- ----------  ---------  -----------
                          (UNAUDITED)     (UNAUDITED)
                                                (IN THOUSANDS)
Balance Sheet Data
Net real estate.........  $1,441,977      $1,441,977   $1,059,562  $ 826,047   $ 512,281
Total assets............   1,580,573       1,548,743    1,152,612    898,102     602,981
Long-term indebtedness
 (including current
 maturities)............     741,977         830,960      678,709    473,909     320,857
Other liabilities.......      69,396          69,396       56,876     47,519      22,625
Owners' equity..........     769,200         648,387      417,027    376,674     259,499

--------

(1) Pro forma information reflects the net proceeds of the Preferred Shares Offering which is expected to close on August 11, 1997 as well as the net proceeds from the Offering. See "Use of Proceeds." The difference between pro forma and historical interest expense for the six months ended June 30, 1997 results from the repayment under the Credit Facility of $289.0 million and the incurrence of the indebtedness under the Notes in the aggregate amount of $200.0 million.
(2) The pro forma balance sheet as of June 30, 1997 reflects an increase in total assets of $31.8 million resulting primarily from net proceeds in excess of debt repayments, an increase in owners' equity of $120.8 million associated with the net proceeds of the Preferred Shares Offering and a decrease in long-term indebtedness of $89.0 million representing the difference between the net proceeds from the offerings used to repay indebtedness and the face amount of the Notes.
(3) "Funds from Operations" is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of Company performance over time. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.
(4) EBITDA means operating income before interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The Company has included information with respect to EBITDA because it understands that such information is used by certain investors as one measure of operating performance.
(5) Adjusted Total Assets equals total assets (as determined in accordance with GAAP) plus accumulated depreciation.
(6) Pro forma information relating to cash flow from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.
(7) Funds from Operations has been reduced by $5.5 million for required distributions associated with preferred partnership interests in the Company to be issued concurrently with the expected closing of the Preferred Shares Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion compares the activities of the Company for the three and six months ended June 30, 1997 (unaudited) with the activities of the Company for the three and six months ended June 30, 1996 (unaudited).

RESULTS OF OPERATIONS

  For the three and six months ended June 30, 1997 compared to the three and six months ended June 30, 1996.

  Rental revenues increased from $27.1 million to $39.3 million, or by 45%, for the three months ended June 30, 1996 to 1997 and increased from $53.1 million to $74.0 million, or by 39%, for the six months ended June 30, 1996 to 1997. These increases are primarily due to the increase in the number of Operating Properties during the respective periods. As of June 30, 1996, the Company had 230 Operating Properties and as of June 30, 1997, the Company had 326 Operating Properties. From January 1, 1996 through March 31, 1996 and from April 1, 1996 through June 30, 1996, the Company acquired or completed the development on five properties and 17 properties, respectively, for a Total Investment of approximately $18.4 million and $61.6 million, respectively. From January 1, 1997 through March 31, 1997 and April 1, 1997 through June 30, 1997, the Company acquired or completed the development on 26 properties and 46 properties, respectively, for a Total Investment of approximately $158.9 million and $259.5 million, respectively.

  Operating expense reimbursement increased from $8.2 million to $11.9 million for the three months ended June 30, 1996 to 1997 and from $17.l million to $22.8 million for the six months ended June 30, 1996 to 1997. This increase is a result of the reimbursement from tenants for increases in rental property expenses and real estate taxes. The operating expense recovery percentage (the ratio of operating expense reimbursement to rental property expenses and real estate taxes) increased from 87.2% for the three months ended June 30, 1996 to 88.6% for the three months ended June 30, 1997 and from 86.5% for the six months ended June 30, 1996 to 89.7% for the six months ended June 30, 1997, due to the increase in occupancy.

  Rental property and real estate tax expenses increased from $9.4 million to $13.5 million for the three months ended June 30, 1996 to 1997 and from $19.8 million to $25.4 million for the six months ended June 30, 1996 to 1997. These increases are due to the increase in the number of properties owned during the respective periods, partly offset by a reduction in snow removal and other seasonal operating costs during the mild 1997 winter compared to the severe 1996 winter.

  Property level operating income for the "Same Store" properties (properties owned as of January 1, 1996) increased from $46.8 million to $49.2 million for the six months ended June 30, 1996 to 1997, an increase of 5.2%. This increase is due principally to increases in the rental rates for the properties and increases in occupancy.

  Set forth below is a schedule comparing the property level operating income for the Same Store properties for the six months ended June 30, 1997 and 1996.

                                                                  SIX MONTHS
                                                                 ENDED JUNE 30
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
     Rental revenue............................................ $51,110 $49,058
     Operating expense reimbursement...........................  14,901  15,373
                                                                ------- -------
                                                                 66,011  64,431
     Rental property expenses..................................  12,103  12,985
     Real estate taxes.........................................   4,662   4,630
                                                                ------- -------
     Property level operating income........................... $49,246 $46,816
                                                                ======= =======

  General and administrative expenses increased by $345,000 from the three months ended June 30, 1996 to the comparable period in 1997, and by $1.2 million from the six months ended June 30, 1996 to the comparable period in 1997, due to the increase in personnel and other related overhead costs necessitated by the increase in the number of properties owned during the respective periods.

  Depreciation and amortization expense increased from $6.7 million for the three months ended June 30, 1996 to $9.3 million for the three months ended June 30, 1997 and by $13.2 million for the six months ended June 30, 1996 to $17.3 million for the six months ended June 30, 1997. This increase is due to an increase in the number of properties owned during the respective periods.

  Interest expense increased from $9.4 million for the three months ended June 30, 1996 to $11.3 million for the three months ended June 30, 1997 and from $18.6 million for the six months ended June 30, 1996 to $23.9 million for the six months ended June 30, 1997. This increase is due to an increase in the average debt outstanding for the second quarter of 1996 compared to the second quarter of 1997, which equalled $522.9 million and $723.8 million, respectively, partially offset by reduced interest as a result of the Debenture conversions. Further, approximately $2.6 million in deferred financing costs were written off as a result of the termination of certain secured lines of credit (the "Lines of Credit").

  As a result of the foregoing, the Company's operating income increased from $18.6 million for the three months ended June 30, 1996 to $26.1 million for the three months ended June 30, 1997 and increased from $36.6 million for the six months ended June 30, 1996 to $50.2 million for the six months ended June 30, 1997. In addition, income before minority interest for the three months increased by 40%, from $8.7 million for the three months ended June 30, 1996 to $12.2 million for the three months ended June 30, 1997 and by 34% from $17.7 million for the six months ended June 30, 1996 to $23.7 million for the six months ended June 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  As of June 30, 1997, the Company had cash and cash equivalents of $25.1 million. Working capital at June 30, 1997 was $5.9 million.

  Net cash flow provided by operating activities increased from $29.8 million for the six months ended June 30, 1996, to $48.5 million for the six months ended June 30, 1997. This $18.7 million increase was primarily due to the cash provided by the additional Operating Properties in service during the latter period.

  Net cash used in investing activities increased from $80.4 million for the six months ended June 30, 1996, to $340.1 million for the six months ended June 30, 1997. This increase primarily resulted from increased acquisition activity in the first six months of 1997, including the acquisition of a portfolio of 16 properties in the

Minneapolis, Minnesota marketplace, a portfolio of 14 properties in the South Carolina marketplace and a portfolio of seven properties in the Detroit, Michigan marketplace.

  Net cash provided by financing activities increased from $53.6 million for the six months ended June 30, 1996, to $297.1 million for the six months ended June 30, 1997. This increase was primarily attributable to the Follow-On Offering (as defined below) and the exercise of the over-allotment option which were completed on March 24, 1997 and April 1, 1997, respectively, and which resulted in the issuance of 8,250,000 Common Shares. The net proceeds of the offering were approximately $191.7 million.

  The Company believes that its undistributed cash flow from operations is adequate to fund its short-term liquidity requirements.

  The Company has funded its long-term liquidity requirements such as property acquisition and development activities primarily through the Lines of Credit. During the second quarter of 1997, the Company replaced these secured facilities with a $325.0 million unsecured Credit Facility.

  The interest rate on borrowings under the Credit Facility fluctuates based upon the Company's leverage levels and senior debt ratings from Moody's and Standard & Poor's. The initial interest rate for borrowings under the Credit Facility was 125 basis points over LIBOR. On June 23, 1997, Moody's raised its prospective senior debt rating of the Company to Baa3 from Ba2 and on July 22, 1997, Standard & Poor's assigned a BBB- prospective senior debt rating to the Company. At these ratings, the interest rate for borrowings under the Credit Facility is 110 basis points over LIBOR.

  Periodically, the Company pays down borrowings on line of credit facilities with funds from long-term capital sources. In 1997, the Company used $170.0 million of the proceeds from the Follow-On Offering to pay down the Lines of Credit.

  As of June 30, 1997, $388.0 million in mortgage loans were outstanding with maturities ranging from 1997 to 2013. The interest rates on $353.3 million of mortgage loans are fixed and range from 6% to 9%. Interest rates on $34.7 million of mortgage loans float with LIBOR or prime, of which $19.3 million is subject to certain caps. The weighted average interest rate for the mortgage loans is 7.7%, and the weighted average life is 8.2 years.

  The closing of the Preferred Shares Offering is expected to occur on August 11, 1997, and is expected to result in net proceeds to the Trust of approximately $120.8 million. It is expected that the net proceeds from the Offering will be approximately $198.2 million. Of the combined proceeds of $319.0 million, $30.0 million will be used to repay in full a secured loan incurred after June 30, 1997. The $289.0 million balance of the net proceeds will be applied to repay a portion of the $318.0 million ($296.0 million outstanding as of June 30, 1997) of borrowings outstanding on the Credit Facility. Consequently, upon consummation of the Preferred Shares Offering and the Offering and use of the proceeds as described above, approximately $296.0 million will be available under the Credit Facility.

  General

  The Company expects to incur variable rate debt, including borrowings under the Credit Facility, from time to time. The Company has entered into a swap agreement, with a notional amount of $119.0 million, to hedge against possible fluctuations in interest rates in anticipation of a debt issuance in 1997 for a five- to seven- year term. The Company believes that its existing sources of capital will provide sufficient funds to finance its continued acquisition and development activities. In this regard, the Company continues to evaluate its long-term capital sources which generally include the availability of debt financing and access to equity.

  In July 1995, the Company filed a shelf registration with the Securities and Exchange Commission that enabled the Company to offer up to an aggregate of $350.0 million of securities, including common stock, preferred stock and debt (the "Initial Shelf Registration"). On November 27, 1995, the Company completed a follow-on public offering of 7,200,000 Common Shares resulting in proceeds of $140.4 million.

  On October 15, 1996, the Company filed a Registration Statement of 1,000,000 shares to be issued through a Dividend Reinvestment and Share Purchase Plan.

  On February 21, 1997, the Company filed a shelf registration with the Securities and Exchange Commission that enables the Company to offer up to an aggregate of $850.0 million of securities, including common stock, preferred stock and debt (the "Second Shelf Registration"). On March 24, 1997, the Company completed a public offering (the "Follow-On Offering") which resulted in the issuance of an additional 7,500,000 Common Shares, and on April 1, 1997, the over allotment option was exercised, resulting in the issuance of an additional 750,000 Common Shares. The issuance of these Common Shares resulted in net proceeds of $191.7 million. Collectively, the Initial Shelf Registration and the Second Shelf Registration are referred to as the "Shelf Registration."

  The Shelf Registration currently provides Liberty Property Trust and Liberty Property Limited Partnership with the ability to offer up to $479.4 million of securities ($354.4 million after giving effect to the Preferred Shares Offering) and $400.0 million of securities ($200.0 million after giving effect to the Offering), respectively.

CALCULATION OF FUNDS FROM OPERATIONS

  Management considers Funds from Operations an appropriate measure of the performance of an equity REIT. Funds from Operations is defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real-estate related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of Company performance over time. Funds from Operations should not be considered as an alternative to net income or as an alternative to cash flow as a measure of liquidity. The Trust's Funds from Operations for the three and six months ended June 30, 1997 and 1996 are as follows:

                                          THREE MONTHS ENDED    SIX MONTHS ENDED
                                          --------------------  -----------------
                                          JUNE 30,   JUNE 30,   JUNE 30, JUNE 30,
                                            1997       1996       1997     1996
                                          ---------  ---------  -------- --------
                                            (IN THOUSANDS)       (IN THOUSANDS)
Net Income............................... $  10,955  $   7,809  $21,504  $15,798
Add Back:
  Minority interest......................     1,250        925    2,225    1,890
  Depreciation and amortization..........     9,209      6,639   17,068   13,027
  (Gain) loss on sale....................     1,143        --     1,143     (377)
  Premium on debenture conversion........       --         390      --       390
  Write-off of deferred financing costs..     2,566        --     2,566      --
                                          ---------  ---------  -------  -------
Funds from Operations.................... $  25,123  $  15,763  $44,506  $30,728
                                          =========  =========  =======  =======

INFLATION

  Inflation has remained relatively low during the last three years, and as a result, it has not had a significant impact on the Company during this period. The Credit Facility bears interest at a variable rate; therefore, the amount of interest payable under the Credit Facility will be influenced by changes in short-term interest rates, which tend to be sensitive to inflation. To the extent an increase in inflation would result in increased operating costs, such as in insurance, real estate taxes and utilities, substantially all of the tenants' leases require the tenants to absorb these costs as part of their rental obligations. In addition, inflation also may have the effect of increasing market rental rates.

                                  MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

  The Trust's Board of Trustees consists of nine members, six of whom are not employed by or otherwise affiliated with the Trust (the "Independent Trustees"). The following table sets forth certain information with respect to the trustees and executive officers of the Trust:

          NAME                      AGE                 POSITION
          ----                      ---                 --------
 Willard G. Rouse III.............   55 Chairman of the Board of Trustees and
                                        Chief Executive Officer
 Joseph P. Denny..................   50 President, Chief Operating Officer and
                                        Trustee
 George J. Alburger, Jr. .........   50 Chief Financial Officer and Treasurer
 George F. Congdon................   54 Executive Vice President and Trustee
 Robert E. Fenza..................   40 Executive Vice President
 David C. Hammers.................   59 Executive Vice President
 James J. Bowes...................   44 Secretary and General Counsel
 Frederick F. Buchholz............   51 Independent Trustee; Executive Vice
                                        President of Equitable Real Estate
 J. Anthony Hayden................   53 Independent Trustee; President of
                                        Hayden Real Estate, Inc.; former
                                        Executive Director and a member of the
                                        Board of Directors of Cushman &
                                        Wakefield, Inc.
 M. Leanne Lachman................   54 Independent Trustee; Managing Director,
                                        Schroder Real Estate Associates and a
                                        director of Lincoln National
                                        Corporation and Chicago Title & Trust
                                        Company
 David L. Lingerfelt..............   44 Independent Trustee; former Director of
                                        Property Administration and Counsel for
                                        Best Products Co., Inc.
 John A. Miller, CLU..............   70 Independent Trustee; Retired Chairman
                                        and Chief Executive Officer of
                                        Provident Mutual Life Insurance Company
                                        of Philadelphia
 Stephen B. Siegel................   52 Independent Trustee; President of the
                                        Insignia/Edward S. Gordon Co., Inc.;
                                        former Chief Executive Officer of
                                        Cushman & Wakefield, Inc.

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the specific terms of the Notes supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus under the caption "Description of Debt Securities."

  The 2004 Notes and the 2007 Notes constitute separate series of debt securities (which are more fully described in the accompanying Prospectus), each to be issued pursuant to an indenture to be dated as of August , 1997 (the "Base Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), and a Supplemental Indenture thereto to be dated as of August , 1997, between the Company and the Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"). The 2004 Notes and the 2007 Notes each will be limited to an aggregate principal amount of $100.0 million. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Except as otherwise indicated, section references are to sections of the Indenture.

  The Notes will be direct, unsecured recourse obligations of the Company and each series of the Notes will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to the claims of mortgage lenders holding secured indebtedness of the Company, as to the specific property securing each such lender's mortgage. The Notes will be senior to approximately $146.9 million principal amount of unsecured subordinated indebtedness of the Company. The Notes will be recourse to all of the assets of the Company, but will be non-recourse with respect to the partners of the Company, including the Trust, the Company's sole general partner. Subject to certain limitations set forth in the Indenture, and as described below under "Certain Covenants," the Indenture will permit the Company to incur additional secured and unsecured indebtedness.

  The 2004 Notes will mature on August , 2004 and the 2007 Notes will mature on August , 2007 (each, a "Maturity Date"). The Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any equity interest in the Company or the Trust. The Notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "Book-Entry System."

  Except as described below under "Certain Covenants--Limitations on Incurrence of Debt" and under "--Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Notes protection in the event of: (i) a highly leveraged or similar transaction involving the Company, the Trust as the sole general partner of the Company or any affiliate of either such party; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. However, certain restrictions on the ownership and transfer of the Common Shares designed to preserve the Trust's status as a REIT may act to prevent or hinder a change of control. The Company and its management have no present intention of engaging in a transaction which would result in the Company's being highly leveraged or that would result in a change of control.

PRINCIPAL AND INTEREST

  The 2004 Notes will bear interest at   % per annum and the 2007 Notes will
bear interest at   % per annum, in each case from    , 1997 or from the
immediately preceding Interest Payment Date (as defined below) to which
interest has been paid, payable semi-annually in arrears on each    and    ,
commencing    , 1998 (each, an "Interest Payment Date"), and on the applicable
Maturity Date, to the persons (the "Holders") in whose names the applicable Notes are registered in the Security Register applicable to the Notes at the close of business 15 calendar days prior to such payment date (each, a "Regular Record Date"), regardless of whether such day is a Business Day (as defined below). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Note ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

  The principal of each Note payable on its Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially at One First National Plaza, Chicago, Illinois 60670-0129, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

  If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

CERTAIN COVENANTS

  The Indenture contains various covenants including the following:

  Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below), other than Intercompany Debt (as defined below) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of: (i) the Company's Adjusted Total Assets (as defined below) as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt) (Section 1004(a)).

  In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to Annual Service Charge (as defined below) on the date on which such additional Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, would have been less than 1.5 to 1 (Section 1004(b)).

  Further, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Company or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the sum of: (i) the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted

Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt) (Section 1004(c)).

  For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

  Maintenance of Unencumbered Total Asset Value. The Company will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries on a consolidated basis (Section 1004(d)).

  Merger, Consolidation or Sale. The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any such case: (i) either the Company shall be the continuing entity, or the successor entity shall be an entity organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture, complying with the provisions of the Indenture relating to supplemental indentures, satisfactory to the Trustee, executed and delivered to the Trustee by such entity; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

  Existence. Except as described under "Merger, Consolidation or Sale," above, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by partnership agreement and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Notes (Section 1005).

  Maintenance of Properties. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value their properties in the ordinary course of business (Section 1006).

  Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder's rating of not less than A-V (Section 1007).

  Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Company has set apart and maintains an adequate reserve (Section 1008).

  Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date: (i) transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information; and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

  As used in the Indenture and the description thereof herein:

  "Adjusted Total Assets" as of any date means the total of all assets determined in accordance with GAAP plus accumulated depreciation.

  "Annual Service Charge" as of any date means the aggregate amount of any interest expensed for the four consecutive fiscal quarters most recently ended, as determined in accordance with GAAP.

  "Consolidated Income Available for Debt Service" as of any date means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts that have been deducted for: (a) interest on Debt of the Company and its Subsidiaries; (b) provision for taxes of the Company and its Subsidiaries based on income; (c) amortization of debt discount; (d) depreciation and amortization; (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income; and (f) amortization of deferred charges, for the four consecutive fiscal quarters most recently ended, all as determined in accordance with GAAP, and without taking into account any provision for gains and losses on properties.

  "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Debt" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of: (i) borrowed money evidenced by bonds, notes, debentures or similar instruments;
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary; (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP; but in the case of items of indebtedness incurred under (i) through (iii) above only to the extent that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary).

  "Intercompany Debt" means Debt to which the only parties are the Trust, any of its subsidiaries, the Company and any Subsidiary, or Debt owed to the Trust arising from routine cash management practices, but only so long as such Debt is held solely by any of the Trust, any of its subsidiaries, the Company and any Subsidiary.

  "Security Register" means a register maintained at a place of payment for the registration and transfer of the Notes.

  "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. Liberty Property

Development Corp. is a Subsidiary for purposes of this definition. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

  "Unencumbered Total Asset Value" as of any date means the sum of: (i) the value of those Undepreciated Real Estate Assets not subject to an encumbrance; and (ii) the value of all other assets of the Company and its Subsidiaries on a consolidated basis not subject to an encumbrance determined in accordance with GAAP (but excluding accounts receivable and intangibles).

  Compliance with the covenants described herein and with respect to the Notes generally may not be waived by the Company, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance," below, will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement.

OPTIONAL REDEMPTION

  The Notes of either or both series may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

  If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

  Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the Notes held by such Holder to be redeemed.

  If all or less than all of the Notes of any series are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed, if less than all of the Notes of any series are to be redeemed, and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the Notes to be redeemed in whole or in part.

  Neither the Company nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part; or (iii) issue, register the transfer of or exchange any Note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Note not to be so repaid (Section 305).

  As used herein:

  "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the Notes being redeemed.

  "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for "U.S. Government Securities--Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company will be permitted under the Indenture to discharge certain obligations to the Holders of either or both series of the Notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the stated Maturity Date or redemption date, as the case may be.

  The Indenture will also provide that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Notes other than the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of such Notes and to hold moneys for payment in trust ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Notes under certain sections of Article Ten of the Indenture relating to limitations on the incurrence of Debt, maintenance of Unencumbered Total Asset Value, existence of the Company, maintenance of the Company's properties, insurance, payment of taxes and other claims and provision of financial information and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Notes ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in the currency in which such Notes are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Notes or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture (Section
1404).

  "Government Obligations" means securities which are: (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  In the event the Company effects covenant defeasance with respect to any Notes and such Notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iii) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of the Indenture (which sections would no longer be applicable to such Notes as a result of such covenant defeasance) the amount in such currency in which such Notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Notes at the time of their stated maturity but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The term "Event of Default," when used in the Indenture, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest upon the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise; (iii) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to any Note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant section of the Indenture specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (iv) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary of the Company, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor on a full recourse basis), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 10% in principal amount of the outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization (Section 501).

  If an Event of Default under the Indenture with respect to the Notes at the time outstanding occurs and is continuing (other than Events of Default arising in connection with certain events of bankruptcy, insolvency or reorganization), then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the outstanding Notes may declare the principal amount and premium (if any) and accrued interest on all the Notes to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the outstanding Notes may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default with respect to the Notes, other than the non-payment of principal of (or premium or Make-Whole Amount, if any) or interest on such Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. In the event of a declaration of acceleration because an Event of Default as described in clause (iv) of the preceding paragraph has occurred and is continuing, such declaration shall be automatically rescinded and annulled if the default triggering such Event of Default (along with any other defaults caused thereby) shall be remedied or cured by the Company or its relevant Subsidiary or waived by the holders of such indebtedness within 60 days after such declaration of acceleration. Upon the occurrence of an Event of Default arising in connection with certain events of bankruptcy, insolvency or reorganization, the principal of, premium, if any, and accrued interest on all Notes then outstanding shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder (Section
502).

  The Trustee will be required to give notice to the Holders of the Notes within 90 days of the occurrence of a default under the Indenture unless such default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the Notes of any default (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on the Notes) if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of such notice is in the interest of such Holders; provided, that in the case of any default or breach of a covenant or warranty under the Indenture as described in clause (iii) of the first paragraph of this section "Events of Default, Notice and Waiver," no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For purposes of this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default under the Indenture with respect to the Notes (Section 601).

  The Indenture provides that no Holder of Notes of either series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Notes of either series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). Such provision will not prevent, however, any Holder of Notes from instituting suit for the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Notes on the respective due dates thereof (Section 508).

  Defaults (except a default in the payment of principal of (or premium or Make-Whole Amount, if any) or interest on the Notes or default with respect to a covenant or provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected) may be waived by the Holders of not less than a majority of principal amount of the then outstanding Notes, upon the conditions provided in the Indenture (Section
513).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of either series of Notes then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding Notes of either series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes of such series not joining therein and the Trustee may take any other action it deems proper not inconsistent with such direction (Section 512).

  Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all the Notes issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Note affected thereby, (a) change the stated maturity of the principal of (or premium or Make-Whole Amount, if any, on), or any installment of interest on, any such Note; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the Notes, or adversely affect any right of repayment of the Holder of any Notes; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Notes; (d) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes on or after the stated maturity of any such Note; (e) reduce the above-stated percentage in principal amount of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the Notes, or to waive compliance with certain provisions of the Indenture or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Note (Section 902).

  The Holders of not less than a majority in principal amount of the Notes have the right to waive compliance by the Company with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be permitted to be made by the Company and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of the Notes; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Notes in bearer form, or to permit or facilitate the issuance of Notes in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when the outstanding Notes are not entitled to the benefit of such provision; (vi) to secure the Notes; (vii) to establish the form or terms of the Notes and any related coupons as permitted by the Indenture; (viii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action is not inconsistent with the provisions of the Indenture and shall not adversely affect the interests of Holders of Notes in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect (Section 901).

  The Indenture contains provisions for convening meetings of the Holders of the Notes of either series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the outstanding Notes of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specific percentage, which is less than a majority, in principal amount of the outstanding Notes of a series may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes of that series. Any resolution passed or decision taken at any meeting of Holders of the Notes of either series duly held in accordance with the Indenture will be binding on all Holders of Notes of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding Notes of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes of a series, the persons entitled to vote such specified percentage in principal amount of the outstanding Notes of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of Holders of Notes of either series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding Notes affected thereby, or the Holders of such series and the other series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Notes of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

THE TRUSTEE

  The First National Bank of Chicago will be the Trustee under the Indenture. All payments of principal of, and interest on, and all registration, transfer, exchange, authentication, and delivery (including authentication and delivery on original issuance of the Notes) of, the Notes will be effected by the Trustee in Chicago, Illinois, or at an office designated by the Trustee in New York, New York.

  The Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

  The holders of not less than a majority in principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with the Indenture;
(ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; (iii) such direction would not be unduly prejudicial to the rights of another Holder; and (iv) such direction would not involve the Trustee in personal liability (Section 512). If an Event of Default with respect to the Notes occurs and is continuing, the Trustee shall exercise with respect to the Notes such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers vested in it by the Indenture at the request of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction (Section 602).

BOOK-ENTRY SYSTEM

  The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Notes. Upon issuance, each series of Notes will be issued only in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole: (i) by DTC to a nominee of DTC; (ii) by a nominee of DTC to DTC or another nominee of DTC; or (iii) by DTC or any such nominee to a successor or a nominee of such successor.

  Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

  So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certified form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Company, the Trustee or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If DTC is at any time unwilling or unable to continue as depository for the Notes and the Company fails to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, the Company will issue the Notes in definitive from in exchange for the Global Notes. Any Notes issued in definitive form in exchange for the Global Notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

  DTC has advised the Company of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of the Notes set forth below opposite their respective names.

                                             PRINCIPAL AMOUNT PRINCIPAL AMOUNT
     UNDERWRITERS                             OF 2004 NOTES    OF 2007 NOTES
     ------------                            ---------------- ----------------
   Lehman Brothers Inc. ....................   $                $
   Donaldson, Lufkin & Jenrette Securities
    Corporation.............................
   Smith Barney Inc. .......................
                                               ------------     ------------
     Total..................................   $100,000,000     $100,000,000
                                               ============     ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Notes are subject to the conditions contained therein, and that if any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Notes agreed to be purchased by the Underwriters must be so purchased.

  The Company has been advised that the Underwriters propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain selected dealers (who may include the Underwriters) at such price less a concession not in excess of % of the principal amount of the 2004 Notes and % of the principal amount of the 2007 Notes. The Underwriters may allow and the selected dealers may reallow a concession to certain other dealers not in excess of % of the principal amount of the 2004 Notes or % of the principal amount of the 2007 Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  A portion of the proceeds of the Offering in the amount of approximately $30.0 million will be utilized to repay the outstanding balance on a $75.0 million secured credit facility (the "Lehman Loan") provided to the Company by Lehman Brothers Holding Inc., an affiliate of Lehman Brothers Inc., one of the Underwriters. The Lehman Loan bears interest at a rate of 150 basis points over LIBOR, and matures on July 1, 1998. In connection with the Lehman Loan, the Company paid Lehman Brothers Holding Inc. a fee of approximately $281,000.

  The Company has agreed that until the closing of the Offering, it will not, without the prior written consent of Lehman Brothers Inc., sell, offer to sell, distribute or otherwise dispose of any of its debt securities or register for sale under the Securities Act any of its debt securities, except for the Notes offered hereby.

  The Company does not intend to apply for listing of the Notes on any national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable law and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Notes.

  Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking services for the Company, for which customary compensation has been received.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania. Certain legal matters with regard to the Trust will be passed upon by Weinberg & Green LLC, Baltimore, Maryland. Rogers & Wells, New York, New York, will pass upon certain legal matters for the Underwriters. Michael M. Dean, a partner in Wolf, Block, Schorr and Solis-Cohen LLP, is the sole trustee of irrevocable trusts established by three of the Company's senior executives for the benefit of such executives' children. Each of such trusts received Units in the transactions consummated at the time of the Company's initial public offering in exchange for interests in the Predecessor owned by such trusts.

                                                                    APPENDIX "A"

                                 PROPERTY LIST

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
SOUTHEASTERN PENNSYLVA-
 NIA
10, 20 Liberty Boule-                                                 Great Valley Health
 vard...................  Ofc.      1985     62,237     90.3%    24   Club, Inc.
                          Ind.-
420 Lapp Road...........  Flex      1989     92,250     99.6      9   Akzo Coatings, Inc.
                          Ind.-
1 Chelsea Parkway.......  Flex      1989     43,267     99.0      6   Valtek Incorporated
                          Ind.-                                       United Engineers &
3 Chelsea Parkway.......  Flex      1989     43,240     43.6      2   Constructors
                                                                      Axon Communications,
747 Dresher Road........  Ofc.      1988     53,200    100.0      2   Inc.
45-67 Great Valley Park-  Ind.-
 way....................  Dist.     1974    128,001    100.0      7   Taylor Publishing Co.
                          Ind.-                                       Safeguard Business
1180 Church Road........  Dist.     1986    452,323     56.3      3   Systems, Inc.
40 Valley Stream Park-                                                Sanchez Computer
 way....................  Ofc.      1987     31,092    100.0      1   Associates
50 Valley Stream Park-                                                Fisher Scientific
 way....................  Ofc.      1987     31,000    100.0      3   Company
20 Valley Stream Park-
 way....................  Ofc.      1987     58,837    100.0     11   Shared Medical Systems
                          Ind.-
800 Town Center Drive...  Flex      1987    141,714     91.3     15   ICT Group, Inc.
                                                                      Employers Mutual
1610 Medical Drive......  Ofc.      1986     38,100     54.4      5   Casualty Co.
11, 15 Great Valley
 Parkway................  Ofc.      1986    156,800    100.0      2   Sanofi Winthrop, Inc.
257-275 Great Valley      Ind.-                                       Business Mail Express,
 Parkway................  Flex      1983     71,285    100.0      7   Inc.
                          Ind.-
300 Technology Drive....  Dist.     1985     22,500    100.0      1   Nilfisk of America, Inc.
277-293 Great Valley      Ind.-                                       Alpha Scientific
 Parkway................  Flex      1984     28,800    100.0      7   Corporation
311 Technology Drive....  Ofc.      1984     29,350    100.0      3   Sherwin-Williams Co.
325 Technology Drive....  Ofc.      1984     25,000    100.0      1   Premier Solutions Ltd.
7 Great Valley Parkway..  Ofc.      1985     59,021     97.8     13   Executive Office Link
55 Valley Stream Park-                                                Meridian Asset
 way....................  Ofc.      1983     40,057    100.0      2   Management, Inc.
65 Valley Stream Park-                                                Liberty Property Limited
 way....................  Ofc.      1983     58,219     92.2      8   Ptsp.
                          Ind.-
508 Lapp Road...........  Dist.     1984     50,200    100.0      1   Numar Corporation
10 Valley Stream Park-                                                West Chester
 way....................  Ofc.      1984     33,027    100.0      8   Administrative
                          Ind.-                                       Veterans Life Insurance
333 Phoenixville Pike...  Dist.     1985     84,000    100.0      1   Co.
                                                                      General Physics
1566 Medical Drive......  Ofc.      1985     28,540     88.1      5   Corporation
30 Great Valley Park-     Ind.-
 way....................  Dist.     1975     12,000    100.0      1   Sanofi Winthrop, Inc.
75 Great Valley Park-     Ind.-
 way....................  Dist.     1977     11,600    100.0      1   York International Corp.
27-43 Great Valley Park-  Ind.-
 way....................  Flex      1977     60,623    100.0      5   Sanofi Winthrop, Inc.
77-123 Great Valley       Ind.-
 Parkway................  Flex      1978    104,095     99.3     19   Durant Medical, Inc.
260 Great Valley Park-    Ind.-
 way....................  Dist.     1979     50,000    100.0      1   American Parts Systems
256 Great Valley Park-    Ind.-
 way....................  Dist.     1980     56,160    100.0      1   Centocor, Inc.
205 Great Valley Park-    Ind.-
 way....................  Dist.     1981    184,500    100.0      4   General Electric Company
12, 14, 16 Great Valley
 Parkway................  Ofc.      1982     20,546    100.0      3   Sanofi Winthrop, Inc.
155 Great Valley Park-    Ind.-
 way....................  Dist.     1981     71,200    100.0      1   Ensoniq Corporation
333 Technology Drive....  Ofc.      1987     39,769    100.0      1   Premier Solutions, Ltd.
                          Ind.-
510 Lapp Road...........  Dist.     1983     27,167    100.0      1   Trugreen
                          Ind.-                                       Silgan Plastics
181 Wheeler Court.......  Dist.     1979    100,000     49.7      2   Corporation
                          Ind.-                                       National Business
1100 Wheeler Way........  Dist.     1979     40,915    100.0      1   Services, Inc.
60 Morehall Road........  Ofc.      1989    114,430    100.0      3   Vanguard Group
                          Ind.-
905 Airport Road........  Dist.     1988    128,588    100.0      6   Arco Chemical Company
                          Ind.-                                       White Consolidated
16 Cabot Boulevard......  Dist.     1972    299,192    100.0      1   Industries
                                                                      Systems & Computer
1 Country View Road.....  Ofc.      1982     48,900    100.0      1   Technology
                          Ind.-
2151 Cabot Boulevard....  Dist.     1982    114,760    100.0      1   Schwarz Paper Company
                                                                      AT&T Resource Management
170 S. Warner Road......  Ofc.      1980     87,685    100.0      6   Corp.
                                                                      Electronic Data Systems
190 S. Warner Road......  Ofc.      1980     87,500    100.0      1   Corp.
                          Ind.-                                       Prudential Insurance
507 Prudential Road.....  Flex      1988    105,500    100.0      1   Company
                                                                      GMAC Mortgage
100 Witmer Road.........  Ofc.      1995    139,546    100.0      1   Corporation
                          Ind.-
3100 Horizon Boulevard..  Flex      1995     41,000    100.0      1   Vtel Corporation
                          Ind.-                                       Central National-
3300 Horizon Boulevard..  Dist.     1996     92,000    100.0      1   Gottesman, Inc.
                          Ind.-                                       SmithKline Beecham
3500 Horizon Boulevard..  Flex      1996     65,579    100.0      1   Clinical
200 Chester Field Park-
 way....................  Ofc.      1989     28,919    100.0      3   Waverly, Inc.
                          Ind.-                                       Diversified
767 Electronic Drive....  Flex      1996     45,000    100.0      1   Pharmaceutical Svc.
5 Country View Road.....  Ofc.      1985     63,170    100.0      2   HBO & Company of Georgia

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
                          Ind.-
3200 Horizon Boulevard..  Flex      1996     60,000    100.0      1   Fund/Plan Services, Inc.
                                                                      Kulicke & Soffa
111-195 Witmer Road.....  Ofc.      1996     55,354     76.1     11   Industries, Inc.
2460 General Armistead    Ind.-                                       Midlantic Distribution
 Avenue.................  Flex      1985     36,831     93.0      8   Co.
2490 General Armistead    Ind.-                                       Barefoot Grass Lawn
 Avenue.................  Flex      1985     20,811     82.7      6   Service
                                                                      Delta Information
300 Welsh Road..........  Ofc.      1983     23,461    100.0      4   Systems Inc.
                                                                      National Fraud
400 Welsh Road..........  Ofc.      1983     36,723     96.7      5   Investigations
440 E. Swedesford Road..  Ofc.      1988     75,842     95.4      9   Genex Services Inc.
                                                                      Johnson-Matthey
460 E. Swedesford Road..  Ofc.      1988     73,105     97.7      8   Investments
                                                                      Toyota Motor Credit
2 Walnut Grove Drive....  Ofc.      1989     81,846     76.7     12   Corp.
                                                                      Great West Life
200 Gibralter Road......  Ofc.      1990     64,452     87.3     10   Assurance
                                                                      Prudential Insurance
220 Gibralter Road......  Ofc.      1990     63,587    100.0      1   Company
                                                                      Prudential Insurance
240 Gibralter Road......  Ofc.      1990     63,587    100.0      1   Company
                                                                      Paging Network of
151 S. Warner Road......  Ofc.      1980     84,066     97.7     10   Philadelphia
1 Walnut Grove Drive....  Ofc.      1986     66,372    100.0      1   Merck & Company
                                                                      First Benefits Agency,
650 Swedesford Road.....  Ofc.      1971    100,410      4.9      2   Inc.
680 Swedesford Road.....  Ofc.      1971    100,352      0.0     --
931 South Matlack         Ind.-                                       Electronics Boutique,
 Street.................  Dist.     1985    139,500    100.0      1   Inc.
                          Ind.-
14 Lee Boulevard........  Flex      1988     89,026     92.4      4   Vanguard Group
500 Chester Field Park-                                               Becket, Watkins and
 way....................  Ofc.      1988     30,815    100.0      2   Associates
300-400 Chester Field
 Parkway................  Ofc.      1988     50,383    100.0      3   Amerisource Corporation
                          Ind.-
3000 Horizon Boulevard..  Flex      1997     43,200    100.0      1   Nanosystems, L.L.C.
50 Morehall Road........  Ofc.      1997    117,000    100.0      1   Vanguard Group
                          Ind.-
1 Great Valley Parkway..  Flex      1982     60,880     95.2      4   Apollon, Inc.
5 Great Valley Parkway..  Ofc.      1983     65,161    100.0     14   Our Freedom, Inc.
                                          ---------    -----
 Total Southeastern
  Pennsylvania..........                  5,705,168     89.8%
                                          =========    =====
NEW JERSEY/DELAWARE
1805 Underwood Boule-     Ind.-
 vard...................  Dist.     1973     14,383    100.0%     1   Uniscore, Inc.
150 Mid-Atlantic Park-    Ind.-                                       Amerimark Building
 way....................  Dist.     1973     30,873    100.0      1   Products
                          Ind.-                                       Custom Computer
18 Boulden Circle.......  Flex      1989     76,000     98.6     12   Services, Inc.
                          Ind.-                                       Gandalf Systems
501 Delran Parkway......  Dist.     1988     49,500     99.2      3   Corporation
                          Ind.-                                       Computer & Comm Info
600 Delran Parkway......  Dist.     1988    119,290    100.0      2   (Datapro)
                          Ind.-
1607 Imperial Way.......  Dist.     1973     80,000    100.0      1   Dunkin' Donuts
                          Ind.-
1 Boulden Circle........  Dist.     1986     43,200    100.0      1   Norel Paper Corporation
                          Ind.-
31-55 Read's Way........  Flex      1986     78,009    100.0      2   Cigna Corporation
                          Ind.-                                       Livingston Healthcare
3 Boulden Circle........  Dist.     1987     60,812    100.0      1   Services
                          Ind.-                                       Brundage Distribution
5 Boulden Circle........  Dist.     1987    119,653    100.0      1   Corp.
                          Ind.-
601 Delran Parkway......  Dist.     1988     57,930    100.0      1   Keymar Warehouse, Inc.
51 Haddonfield Road.....  Ofc.      1986     93,000     97.3     22   Lehigh Press, Inc.
                          Ind.-
57 Read's Way...........  Flex      1985     53,600     81.4      1   Wachovia Bank of Georgia
                          Ind.-                                       National Distribution
1370 Imperial Way.......  Dist.     1978    179,785    100.0      1   Centers
                          Ind.-                                       AT&T Resource Management
8 Stow Road.............  Flex      1988     34,911     84.1      4   Corp.
                          Ind.-                                       Trans World Airlines,
10 Stow Road............  Flex      1988     29,722     68.5      1   Inc.
                          Ind.-
12 Stow Road............  Flex      1988     21,200     83.0      4   Future Electronics Corp.
                          Ind.-                                       Wiltel Communications
14 Stow Road............  Flex      1988     18,821    100.0      2   Sys, Inc.
1300 Metropolitan Ave-    Ind.-                                       Phoenix Display &
 nue....................  Dist.     1972     76,196    100.0      1   Packaging
701A Route 73 South.....  Ofc.      1987     94,521     68.1      8   Fluor Daniel, Inc.
                                                                      Prudential Property &
701C Route 73 South.....  Ofc.      1987     27,813     80.9      4   Casualty
                          Ind.-
1008 Astoria Boulevard..  Flex      1973     37,400     99.6      7   ACSIS, Inc.
                          Ind.-
1475 Imperial Way.......  Dist.     1976     60,000    100.0      1   Knauf Fiberglass, Inc.
                                                                      Atrium Executive Center,
3000 Atrium Way.........  Ofc.      1987    110,115     74.6     12   Inc.
                          Ind.-
750 Cardinal Drive......  Dist.     1989     81,348    100.0      1   Leslie's Poolmart
11000, 15000, 17000       Ind.-                                       PHH Mortgage Services
 Commerce Parkway.......  Flex      1985    100,170     86.4      6   Corp.
12000, 14000 Commerce     Ind.-
 Parkway................  Flex      1985     68,000     87.8      6   Simirex, Inc.
16000, 18000 Commerce     Ind.-                                       Cooper
 Parkway................  Flex      1985     52,000     51.7      4   Hospital/University
406 Lippincott Drive....  Ofc.      1990     40,000     63.0      4   Sweatband II, Inc.
                          Ind.-                                       Skyway Freight Systems,
234 High Hill Road......  Dist.     1987     60,000    100.0      1   Inc.

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
101 Arlington Boule-      Ind.-
 vard...................  Dist.     1996    154,675    100.0      2   Heinz Bakery Products
                          Ind.-
100 Berkeley Drive......  Dist.     1990     67,000    100.0      1   MCR Direct Mail, Inc.
301 Lippincott Drive....  Ofc.      1988     82,482    100.0      4   Fluor Daniel, Inc.
303 Lippincott Drive....  Ofc.      1988     82,541     99.8      4   Fluor Daniel, Inc.
                          Ind.-
510 Sharptown Road......  Dist.     1984     40,156    100.0      1   Day Products, Inc.
901 Route 73............  Ofc.      1985     39,434     99.3      4   Teknion, Inc.
                                                                      Prudential Securities,
1500 Route 73 North.....  Ofc.      1988     62,069     70.2     10   Inc.
                          Ind.-
512 Sharptown Road......  Dist.     1984     58,000    100.0      1   Trek Bicycle Corporation
                          Ind.-                                       Lamont Television
263 Quigley Boulevard...  Dist.     1987     42,891    100.0      8   Systems, Inc.
                          Ind.-
34 Blevins Drive........  Flex      1987     50,022    100.0      7   Panelmatic, Inc.
                          Ind.-
104 Gaither Drive.......  Dist.     1975     45,390    100.0      1   Eptech Corporation
                          Ind.-
2 Lukens Drive..........  Flex      1988     43,175     88.7      2   Ameristar Technologies
                          Ind.-
402 Lippincott Drive....  Flex      1997     26,000    100.0      1   First Trenton Indemnity
                          Ind.-
3000 Lincoln Drive......  Flex      1983     65,547     81.1      1   Test Technology
                          Ind.-
6000 Commerce Parkway...  Flex      1985     54,032     66.3      4   Information Access Co.
                          Ind.-
7000 Commerce Parkway...  Flex      1984     60,000    100.0      3   Pioneer Inc.
                          Ind.-
8000 Commerce Parkway...  Flex      1983     54,185    100.0      4   Simirex, Inc.
                          Ind.-
9000 Commerce Parkway...  Flex      1983     66,132     95.5      4   AW Computer Systems
                          Ind.-
1000 Briggs Road........  Flex      1986     42,064     97.3      2   Bluestone Consulting
                          Ind.-                                       Dale, Gesek, McWilliams
1025 Briggs Road........  Flex      1987     61,109    100.0      7   & Sherman
                                          ---------    -----
 Total New
  Jersey/Delaware.......                  3,165,066     93.2%
                                          =========    =====
LEHIGH VALLEY, PENNSYL-
 VANIA
1655 Valley Center Park-                                              Allstate Insurance
 way....................  Ofc.      1993     28,300    100.0%     2   Company
                          Ind.-
6560 Stonegate Drive....  Dist.     1989     80,000    100.0      2   Vitra Seating, Inc.
                          Ind.-                                       Caterpillar Logistics
6370 Hedgewood Drive....  Dist.     1990    110,000    100.0      2   Services, Inc.
                          Ind.-                                       Behr Processing
6390 Hedgewood Drive....  Dist.     1990     69,000    100.0      2   Corporation
1495 Valley Center Park-
 way....................  Ofc.      1990     43,770    100.0      2   Ingersoll-Rand Company
                          Ind.-
6350 Hedgewood Drive....  Dist.     1989    121,000    100.0      2   Organon, Inc.
                          Ind.-
6330 Hedgewood Drive....  Flex      1988     89,700    100.0      7   Submicron Systems, Inc.
1550 Valley Center Park-  Ind.-                                       Employee Benefit Plans,
 way....................  Flex      1988     43,400    100.0      7   Inc.
1560 Valley Center Park-  Ind.-
 way....................  Flex      1988     51,400    100.0      1   TIG Insurance Company
                          Ind.-
6580 Snowdrift Road.....  Dist.     1988    104,000    100.0      1   Dana Corporation
1510 Valley Center Park-  Ind.-                                       Visiting Nurses
 way....................  Flex      1988     48,208     90.9      6   Association
1530 Valley Center Park-  Ind.-
 way....................  Flex      1988     46,400    100.0      1   SKF USA, Inc.
                          Ind.-
6540 Stonegate Drive....  Dist.     1988    120,000    100.0      1   SKF USA, Inc.
                          Ind.-
974 Marcon Boulevard....  Flex      1987     39,200     64.0      4   Inter-Media Marketing
                          Ind.-
964 Marcon Boulevard....  Flex      1985     39,200    100.0      6   Health Spectrum Medical
                          Ind.-
764 Roble Road..........  Flex      1985     21,860    100.0      2   ChemLawn Corporation
                          Ind.-
3174 Airport Road.......  Flex      1979     42,000     64.3      1   Allentech, Inc.
                          Ind.-
2196 Avenue C...........  Flex      1980     31,140    100.0      1   Lehigh University
                          Ind.-
2202 Hangar Place.......  Flex      1981     66,495     78.3      3   Lofts Seed, Inc.
                          Ind.-                                       Pacesetter Enterprises,
2201 Hangar Place.......  Flex      1987     52,300    100.0      6   Inc.
                          Ind.-
954 Marcon Boulevard....  Dist.     1981     24,000    100.0      1   Merck & Co., Inc.
                          Ind.-
57 South Commerce Way...  Flex      1986     76,400    100.0      7   SKF USA, Inc.
                          Ind.-
754 Roble Road..........  Flex      1986     46,800    100.0      6   Computer Designs, Inc.
                          Ind.-
894 Marcon Boulevard....  Flex      1986     28,800    100.0     11   Spalding Company, Inc.
                          Ind.-
744 Roble Road..........  Flex      1986     46,800    100.0      9   Flouro-Seal
                          Ind.-                                       Integrated Solutions,
944 Marcon Boulevard....  Flex      1986     38,400     93.0     12   Inc.
1685 Valley Center Park-                                              General Accident
 way....................  Ofc.      1996     27,200    100.0      2   Insurance Co.
                          Ind.-
6520 Stonegate Drive....  Flex      1996     43,200     77.8      4   Submicron Systems Inc.
7437 Industrial Boule-    Ind.-
 vard...................  Dist.     1976    191,330    100.0      2   Stuart Medical, Inc.
                          Ind.-
2041 Avenue C...........  Flex      1990     30,400    100.0      3   Dorst America, Inc.
                          Ind.-                                       Graybar Electric Co.,
2124 Avenue C...........  Dist.     1990     36,000    100.0      1   Inc.
7339 Industrial Boule-    Ind.-
 vard...................  Dist.     1996    215,000    100.0      1   Cott Beverages USA, Inc.
                          Ind.-
7384 Penn Drive.........  Dist.     1988    112,000     17.9      1   Penske Logistics
                          Ind.-
7144 Daniels Drive......  Dist.     1975    300,312    100.0      2   Simpson Paper Company
                          Ind.-
7620 Cetronia Road......  Dist.     1990    155,060    100.0      3   Lehigh Group

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
                          Ind.-                                       Fieldcrest Cannon Sure
939 Marcon Boulevard....  Dist.     1980    315,000    100.0      1   Fit, Inc.
100 Brodhead Road.......  Ofc.      1990     47,765     81.9      7   First Valley Bank
1640 Valley Center Park-
 way....................  Ofc.      1996     30,850    100.0      1   Pennsylvania Cellular
                          Ind.-
400 Nestle Way..........  Dist.     1997  1,190,000    100.0      1   DSC Logistics, Inc.
                                                                      Omnipoint
95 Highland Avenue......  Ofc.      1985     73,000     67.0      6   Communications, Inc.
236 Brodhead Road.......  Ofc.      1994     45,097    100.0      1   Fireman's Fund Insurance
83 South Commerce Way...  Ofc.      1989     18,983     72.5      3   Nationwide Insurance
85 South Commerce Way...  Ofc.      1989     21,119    100.0      2   Penn Del Directory Co.
87 South Commerce Way...  Ofc.      1989     22,653    100.0      4   Versyss, Inc.
7248 Industrial Boule-    Ind.-
 vard...................  Dist.     1988    497,000    100.0      3   S.D. Warren Company
1455 Valley Center Park-  Ind.-     1997     55,000    100.0      2   Life Insurance Company
 way....................  Flex                                        of North America
                          Ind.-                                       Submicron Systems
6620 Grant Way..........  Flex      1989     30,204    100.0      1   Corporation
                                          ---------    -----
 Total Lehigh Valley....                  4,965,746     96.2%
                                          =========    =====
MARYLAND
180 Admiral Cochrane                                                  Columbia Medical Plan,
 Drive..................  Ofc.      1989    128,236     96.0%     9   Inc.
12000, 001, 040 Indian    Ind.-
 Creek Court............  Flex      1986    185,776     95.8      6   Biospherics, Inc.
190 Admiral Cochrane
 Drive..................  Ofc.      1988     72,085     88.1      9   Telespectrum
8280 Patuxent Range       Ind.-
 Drive..................  Dist.     1978     60,079    100.0      2   Alcore, Inc.
7178-7180 Columbia Gate-  Ind.-
 way....................  Flex      1987     88,895     99.9      5   Nationsbank, N.A.
                          Ind.-
8730 Bollman Place......  Dist.     1984     98,745    100.0      1   Kraft Foodservice, Inc.
9101, 9111, 9115          Ind.-
 Guilford Road..........  Flex      1984     52,004    100.0      5   Sienna Biotech, Inc.
9125, 9135, 9145          Ind.-                                       Federal Express
 Guilford Road..........  Flex      1983     85,804     50.9      4   Corporation
9770 Patuxent Woods
 Drive..................  Ofc.      1986     35,520    100.0      1   Delaware Coca-Cola
9780 Patuxent Woods
 Drive..................  Ofc.      1986     22,720     67.7      1   BBN Corporation
9790 Patuxent Woods
 Drive..................  Ofc.      1986     25,345    100.0      2   GTE Government Systems
9810 Patuxent Woods
 Drive..................  Ofc.      1986     27,725    100.0      2   Bolt, Baranek, & Newman
9800 Patuxent Woods
 Drive..................  Ofc.      1988     31,095    100.0      3   Coca-Cola Corporation
9820 Patuxent Woods
 Drive..................  Ofc.      1988     24,720    100.0      1   Kraft Foods
9830 Patuxent Woods
 Drive..................  Ofc.      1986     30,800    100.0      1   JP Foodservice, Inc.
                          Ind.-
9050 Red Branch Road....  Dist.     1972     89,898    100.0      8   Kemi Laboratories
                                          ---------    -----
 Total Maryland.........                  1,059,447     93.2%
                                          =========    =====
VIRGINIA
                                                                      Scribner, Messer, Brady
10 South Third Street...  Ofc.      1930      4,900    100.0%     1   & Wade
                          Ind.-
1751 Bluehills Drive....  Dist.     1991    265,082    100.0      1   Conopco, Inc.
                          Ind.-
4300 Carolina Avenue....  Dist.     1985    218,554    100.0      1   United States of America
301 Hill Carter Park-     Ind.-                                       Philip Morris
 way....................  Dist.     1989     80,000    100.0      1   Incorporated
                          Ind.-
4001 Carolina Avenue....  Dist.     1935     35,200    100.0      7   Shelcore
5600-5626 Eastport Bou-   Ind.-
 levard.................  Flex      1989     71,227    100.0      5   Western Roto Engravers
5650-5674 Eastport Bou-   Ind.-                                       Sterilization Services
 levard.................  Dist.     1990    150,867    100.0      4   of VA
5700 Eastport Boule-      Ind.-
 vard...................  Dist.     1990    100,336    100.0      1   Merisel, Inc.
                                                                      Patient First
11020 Hull Street Road..  Ofc.      1987      5,172    100.0      1   Corporation
                                                                      Patient First
3432 Holland Road.......  Ofc.      1989      5,688    100.0      1   Corporation
3001 Hungary Springs
 Road...................  Ofc.      1984     11,235    100.0      2   Broughton Systems, Inc.
7760 Shrader Road.......  Ofc.      1987     18,247    100.0      2   Signet Bank
7740 Shrader Road.......  Ofc.      1989     10,167     56.2      3   Rector & Visitors of UVA
4880 Cox Road...........  Ofc.      1995     59,948    100.0      2   Saxon Mortgage, Inc.
5162 Valleypointe Park-
 way....................  Ofc.      1993     25,000    100.0      1   United States of America
4101-4127 Carolina Ave-   Ind.-
 nue....................  Dist.     1973    126,000    100.0      1   Hamilton Hybar, Inc.
4201-4261 Carolina Ave-   Ind.-
 nue....................  Dist.     1975    288,000    100.0      9   Crestar Bank
4263-4299 Carolina Ave-   Ind.-
 nue....................  Dist.     1976    180,000    100.0      1   Open Plan Systems, Inc.
4301-4335 Carolina Ave-   Ind.-                                       Stone Container
 nue....................  Dist.     1978    162,000    100.0      1   Corporation
4337-4379 Carolina Ave-   Ind.-                                       The Goldberg Company,
 nue....................  Dist.     1979    198,000    100.0      2   Inc.
4501-4549 Carolina Ave-   Ind.-
 nue....................  Dist.     1981    150,000    100.0      2   Foxmeyer Drug Company
4551-4593 Carolina Ave-   Ind.-                                       A.H. Robins Company,
 nue....................  Dist.     1982    151,800    100.0      3   Inc.

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
4601-4643 Carolina Ave-   Ind.-
 nue....................  Dist.     1985    151,800    100.0      2   T.E.U. Incorporated
4545-4583 Carolina Ave-   Ind.-                                       Owens & Minor Medical,
 nue....................  Dist.     1985    120,000    100.0      1   Inc.
4447-4491 Carolina Ave-   Ind.-
 nue....................  Dist.     1987    158,700    100.0      1   Shelcore, Inc.
4401-4445 Carolina Ave-   Ind.-
 nue....................  Dist.     1988    158,700    100.0      2   Media Post Marketing
                                                                      Liberty Property Limited
12 S. Third Street......  Ofc.      1900      5,735    100.0      1   Ptnsp.
                          Ind.-
9601 Cosner Drive.......  Dist.     1995    128,500    100.0      1   Simmons Company
315 Cardiff Valley        Ind.-
 Road...................  Dist.     1994    151,200    100.0      1   Caterpillar Inc.
                                                                      Patient First
2300 East Parham Road...  Ofc.      1988      5,172    100.0      1   Corporation
1347 Diamond Springs      Ind.-
 Road...................  Dist.     1980     99,260     49.2      1   Wetsel Seed Company
5221 Valleypark Drive-    Ind.-
 Bldg A.................  Flex      1988     17,007    100.0      1   RBX Holdings, Inc.
5228 Valleypointe Park-   Ind.-
 way-Bldg B.............  Flex      1988     14,477     61.4      3   Allen-Bradley Company
5238 Valleypark Drive-    Ind.-
 Bldg C.................  Flex      1989     17,062     98.5      6   MCI Telecommunications
5601-5609 Eastport Bou-   Ind.-                                       General Medical
 levard.................  Dist.     1996    150,000    100.0      2   Corporation
                          Ind.-
4717-4729 Eubank Road...  Dist.     1978    141,313    100.0      3   Whitehall-Robins
                          Ind.-                                       Heflebower Transfer &
4263F Carolina Avenue...  Dist.     1975     57,600    100.0      3   Storage
                          Ind.-
4200 Oakleys Court......  Dist.     1990     80,000    100.0      1   Multiton Mic Corp.
1821 Battery Dantzler     Ind.-
 Road...................  Dist.     1990    129,600    100.0      3   Flare Corporation
                          Ind.-                                       Patient First
5000 Cox Road...........  Flex      1990     58,367    100.0      7   Corporation
                          Ind.-
510 Eastpark Court......  Flex      1989     51,874    100.0      5   Power Distribution, Inc.
                          Ind.-
520 Eastpark Court......  Dist.     1989    144,228    100.0      5   Bunzl-Richmond, Inc.
5900 Eastport Boule-      Ind.-
 vard...................  Dist.     1997    142,800    100.0      1   Hewlett-Packard Company
                          Ind.-
600 Liberty Way.........  Dist.     1997    158,400    100.0      1   Hewlett-Packard Company
                                          ---------    -----
 Total Virginia.........                  4,459,218     98.6%
                                          =========    =====
CAROLINAS
                          Ind.-
4523 Green Point Drive..  Dist.     1988     85,830    100.0%     1   Dry Storage Corporation
                          Ind.-                                       New Breed Leasing
4501 Green Point Drive..  Dist.     1989     90,049     91.6      3   Corporation
                          Ind.-                                       Corporate Express of the
4500 Green Point Drive..  Dist.     1989     71,040    100.0      6   South, Inc.
                          Ind.-
2427 Penny Road.........  Dist.     1990    270,000    100.0      1   Masco Corporation
                          Ind.-
4524 Green Point Drive..  Dist.     1989     74,587    100.0      4   Standard Register Co.
4328, 4336 Federal        Ind.-                                       United Parcel Service,
 Drive..................  Dist.     1995    177,600    100.0      2   Inc.
                                                                      MCI Telecommunications
200 Centreport Drive....  Ofc.      1986     47,190     96.8     16   Corp.
                          Ind.-
4344 Federal Drive......  Dist.     1996     92,425    100.0      4   MAC Papers, Inc.
                                                                      Key Risk Management
202 Centreport Drive....  Ofc.      1990     62,664    100.0      5   Services
                                                                      New Breed Leasing
4000 Piedmont Parkway...  Ofc.      1997     60,383     98.5     22   Corporation
                          Ind.-
4380 Federal Drive......  Dist.     1997     79,200    100.0      3   Triad Health Alliance
                          Ind.-                                       Abacon
4388 Federal Drive......  Flex      1997     32,400    100.0      1   Telecommunications
1208 Eastchester Drive..  Ofc.      1988     56,937     59.0     13   L.M. Berry & Company
                          Ind.-                                       Scientific Research
3860 Faber Place........  Flex      1995     42,500     88.2%     2   Corp.
4055 Faber Place........  Ofc.      1989     53,304     97.6     11   Allstate Company
                          Ind.-                                       Executone Information
3820 Faber Place........  Flex      1993     39,422     83.6      6   Systems
440 Knox Abbott Drive...  Ofc.      1989     50,248     94.2     16   SCE&G Company
150 Ridgeview Center      Ind.-
 Drive..................  Dist.     1984    222,670    100.0      1   Alcoa Fujikura
                          Ind.-
1320 Garlington Road....  Dist.     1986     72,000    100.0      1   Perrigo Company
9800 Twin Lakes Park-     Ind.-
 way....................  Flex      1994     40,000     72.0      3   Time Warner
420 Park Avenue.........  Ofc.      1986     46,127     66.5      1   Geraghty & Miller, Inc.
                          Ind.-
111 Southchase Blvd.....  Dist.     1980    169,042      0.0     --
300 Intercontinental      Ind.-
 Blvd. .................  Flex      1995    103,684    100.0      1   Ronald and Carolyn Jones
                                          ---------    -----
 Total The Carolinas....                  2,039,302     88.0%
                                          =========    =====
JACKSONVILLE, FLORIDA
                          Ind.-
1730 Stebbins Drive.....  Dist.     1973     40,000    100.0%     1   Atlas Bag, Inc.
5911-5925 Richard         Ind.-                                       Vistakon Div.--Johnson &
 Street.................  Flex      1977     40,000    100.0      1   Johnson
8383-8385 Baycenter       Ind.-
 Road...................  Dist.     1973     40,000    100.0      1   Parts House, Inc.
                                                                      AT&T Resource Management
8775 Baypine Road.......  Ofc.      1989     50,000    100.0      1   Corp.
                          Ind.-
8539 Western Way........  Flex      1987     72,030      0.0     --

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
6255 Lake Grey Boule-     Ind.-                                       U.S. Telecom, Inc.--
 vard...................  Flex      1987     94,174     96.5      6   Sprint Serv.
                          Ind.-
6600-6660 Suemac Place..  Dist.     1987    103,404    100.0      5   American Flat Glass
                          Ind.-                                       R&G Sloane Manufacturing
6800-6850 Suemac Place..  Dist.     1973     60,000    100.0      1   Co.
8665, 8667, 8669 Baypine                                              Blue Cross and Blue
 Road...................  Ofc.      1987     63,118    100.0      5   Shield
                          Ind.-
8540 Baycenter Road.....  Flex      1984     30,028    100.0      1   Reichhold Chemicals
1200 Gulf Life Drive....  Ofc.      1985    179,274     93.4     21   Stein Mart, Inc.
8400 Baymeadows Way.....  Ind.-     1987     43,547    100.0      6   Respiflow, Inc. and M.K.
                          Flex                                        Diabetics, Inc.
                                                                      Allstate Insurance
8614 Baymeadows Way.....  Ofc.      1986     16,000    100.0      1   Company
5941-5975 Richard         Ind.-                                       Vistakon Div.--Johnson &
 Street.................  Flex      1978     86,660    100.0      1   Johnson
                          Ind.-
7970 Bayberry Road......  Flex      1978     55,000      0.0     --
6000-6030 Bowdendale Av-  Ind.-                                       Vistakon Div.--Johnson &
 enue...................  Flex      1979     83,330    100.0      6   Johnson
                                                                      American Transtech, Inc.
7898 Baymeadows Way.....  Ofc.      1978     42,149    100.0      2   (AT&T)
5977-6607 Richard         Ind.-                                       Vistakon Div.--Johnson &
 Street.................  Flex      1980     73,333    100.0      1   Johnson
7910 & 7948 Baymeadows                                                American Transtech, Inc.
 Way....................  Ofc.      1981     52,505    100.0      3   (AT&T)
7954 & 7960 Baymeadows                                                American Transtech, Inc.
 Way....................  Ofc.      1982     52,608    100.0      2   (AT&T)
                                                                      AT&T Resource Management
8787 Baypine Road.......  Ofc.      1990    220,000    100.0      1   Corp.
                                                                      Florida Windstorm
7077 Bonneval Road......  Ofc.      1988    102,942     92.9     24   Underwriting
                                                                      Enterprise National Bank
4190 Belfort Road.......  Ofc.      1986    105,664     95.2     24   of Florida
8011, 8021, 8031 Phil-                                                Southwest Signal
 lips Highway...........  Ofc.      1987     81,962     65.2      8   Engineering
7020 AC Skinner Park-     Ind.-                                       Intermedia
 way....................  Flex      1996     42,184    100.0      6   Communications, Inc.
7022 AC Skinner Park-     Ind.-
 way....................  Dist.     1996     88,200    100.0      2   Microtek Medical, Inc.
                          Ind.-
11777 Central Highway...  Dist.     1985     50,000      0.0     --
7016 AC Skinner Park-     Ind.-                                       Georgia-Pacific
 way....................  Flex      1996     39,350    100.0      1   Corporation
6620 Southpoint Drive...  Ofc.      1984     59,762     90.6     17   LC Footwear, LLC
                                          ---------    -----
 Total Jacksonville,
  Florida...............                  2,067,224     88.5%
                                          =========    =====
TAMPA, FLORIDA
4001, 4051, 4101 Fowler   Ind.-                                       Musculoskeletal
 Avenue.................  Flex      1988    101,198     96.2%    15   Institute
5501 Pioneer Park Boule-  Ind.-
 vard...................  Dist.     1981     61,416    100.0      5   Premdor Corporation
5502 Pioneer Park Boule-  Ind.-
 vard...................  Dist.     1981     48,375    100.0      3   Premdor Corporation
5690-5694 Crenshaw        Ind.-                                       Florida Flooring
 Street.................  Dist.     1979     87,095    100.0      3   Products, Inc.
3102, 3104, 3110 Cherry   Ind.-                                       Groundwater Technology,
 Palm Drive.............  Flex      1986     74,339    100.0     12   Inc.
8401-8408 Benjamin        Ind.-                                       National RX Services,
 Road...................  Flex      1986    127,566    100.0     17   Inc.
                          Ind.-                                       Customer Communications
3501 Riga Boulevard.....  Flex      1983     57,220    100.0      2   Center
                          Ind.-                                       Westinghouse Electric
111 Kelsey Lane.........  Flex      1990     60,200     75.0      2   Corp.
7930, 8010-20 Woodland    Ind.-
 Center.................  Flex      1990     89,758     92.6     10   Intertel Communications
8154-8198 Woodland Cen-   Ind.-                                       Williams
 ter....................  Flex      1988     45,382     88.4     12   Telecommunications
8112-14 Woodland Cen-     Ind.-
 ter....................  Flex      1995     39,155    100.0      2   American Express Travel
                                                                      Metropolitan Fiber
8212 Woodland Center....  Ofc.      1996     39,155    100.0      1   System
                          Ind.-
1701 Clint Moore Blvd...  Flex      1985     80,060    100.0      2   Amitek Corporation
                                          ---------    -----
  Total Tampa, Florida..                    910,919     96.6%
                                          =========    =====
MINNESOTA
2905 Northwest Boule-     Ind.-
 vard...................  Flex      1983     84,765     82.1%     8   Deltak Corporation
                          Ind.-
2800 Campus Drive.......  Flex      1985     64,852     99.7      6   Ciprico, Inc.
                          Ind.-
2955 Xenium Lane........  Flex      1985     24,800    100.0      2   Norstan, Inc.
9401-9443 Science Center  Ind.-
 Drive..................  Flex      1989     73,898     80.7      7   Ameridata
                          Ind.-                                       Ontrack Computer
6321-6325 Bury Drive....  Flex      1988     72,965    100.0      5   Systems, Inc.
7115-7173 Shady Oak       Ind.-
 Road...................  Flex      1984     77,925     96.2     16   Teddy Bear Child Care
7660-7716 Golden Trian-   Ind.-
 gle Drive..............  Flex      1988     89,672     98.5      8   Sick Optical-Electronik
7400 Flying Cloud         Ind.-
 Drive..................  Flex      1987     32,137    100.0      1   Mamac Systems, Inc.
                                                                      Office of Hearings and
330 Second Avenue.......  Ofc.      1980    197,100     66.0     44   Appeals
10301-10305 West 70th     Ind.-
 Street.................  Flex      1984     23,547    100.0      3   Sci-Com Data Services
10321 West 70th           Ind.-
 Street.................  Flex      1984     28,372    100.0      1   Pattern Processing, Inc.
10333 West 70th
 Street.................  Ofc.      1984     21,640    100.0      1   Olympic Financial
10349-10357 West 70th     Ind.-
 Street.................  Flex      1985     53,912    100.0      5   Regis Corporation

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  JUNE 30,  NO. OF
PROJECT NAME                TYPE   DEVEL. SQ. FT.(1)  1997(2)  LEASES       MAJOR TENANT
------------              -------- ------ ---------- --------- ------       ------------
10365-10375 West 70th     Ind.-
 Street.................  Flex      1985      56,877   100.0      2   Viking Press
10393-10394 West 70th     Ind.-
 Street.................  Flex      1985      52,684   100.0      2   Augustine Medical, Inc.
                          Ind.-
7078 Shady Oak Road.....  Flex      1985      67,041   100.0      1   Laser Master Corp.
                                          ----------   -----
 Total Minnesota........                   1,022,187    90.1%
                                          ==========   =====
MICHIGAN
26911-26957 Northwest-
 ern....................  Ofc.      1985     634,359    90.6%    31   R.L. Polk
1650 Research Drive.....  Ofc.      1985      70,562   100.0      6   Hughes Aircraft
1775 Research Drive.....  Ofc.      1986      30,450   100.0      1   New Venture Gear
                                                                      Avery Dennison
1875 Research Drive.....  Ofc.      1986      30,305   100.0      3   Corporation
1850 Research Drive.....  Ofc.      1986      72,229    88.3      3   The Budd Company
                                                                      Porsche Engineering
1965 Research Drive.....  Ofc.      1987      38,600   100.0      3   Services
1960 Research Drive.....  Ofc.      1987      38,600   100.0      2   Square D Corporation
                                          ----------   -----
 Total Michigan.........                     915,105    92.6%
                                          ==========   =====
UNITED KINGDOM
50 Gibson Drive.........  Ofc.      1996      18,000   100.0%     1   Genzyme Biochemicals
25 Kings Hill Avenue....  Ofc.      1996      35,000    93.9      2   Charities Aid Foundation
                          Ind.-                                       Broadcast Surveillance
2 Kings Hill Avenue.....  Flex      1996      34,600    79.5      4   Systems
50 Kings Hill Avenue....  Ofc.      1996      50,000   100.0      1   Rhone-Poulenc Rorer
                                          ----------   -----
 Total United Kingdom...                     137,600    93.3%
                                          ----------   -----
 TOTAL COMPANY..........                  26,446,982    93.2%
                                          ==========   =====

--------
(1) Based on current net leasable building area. Some buildings have been expanded since their original acquisition or development.
(2) Percent leased is based on rent commencement date.

PROSPECTUS
                    [LOGO OF LIBERTY PROPERTY APPEARS HERE]

                                 $479,395,000

                            LIBERTY PROPERTY TRUST

                     COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                               DEPOSITARY SHARES
                                   WARRANTS
                                  GUARANTIES

                                 $400,000,000

                     LIBERTY PROPERTY LIMITED PARTNERSHIP
                                DEBT SECURITIES

  Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering: (a) its Preferred Shares of Beneficial Interest, $0.001 par value ("Preferred Shares"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares") and which may be convertible into or exchangeable for Common Shares (as defined below) or other Securities (as defined below); (b) its Common Shares of Beneficial Interest, $0.001 par value ("Common Shares"); and (c) warrants to purchase Preferred Shares ("Preferred Shares Warrants") or Common Shares ("Common Shares Warrants"). The Preferred Shares Warrants and Common Shares Warrants are herein referred to collectively as "Warrants" and, together with Trust Guaranties (as defined below), Preferred Shares, Depositary Shares and Common Shares, as "Trust Securities." No Debt Securities (as defined below) will be offered hereby by the Trust.

  Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership" and, together with the Trust, the "Company"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering, its debt securities ("Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, representing secured or unsecured obligations of the Operating Partnership, which may be either senior or subordinated, which may have the benefit of conditional or unconditional guaranties of the Trust ("Guaranties") and which may be convertible into or exchangeable for Common Shares, Preferred Shares, units of limited partnership interest of the Operating Partnership ("Units") and other Securities. The Debt Securities and Units are herein referred to as "Partnership Securities" and, together with Trust Securities, as "Securities."

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement
(the "Prospectus Supplement") which will describe, without limitation and to the extent applicable, terms for such Securities, including: (a) in the case of Debt Securities, the specific title, aggregate principal amount, currency, denomination, maturity, priority, rate of interest (which may be fixed or variable), time and place of payment of interest, terms for optional redemption or repayment by the issuer thereof or any holder thereof or for sinking fund payments, terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price, any securities exchange listings, any special provisions related to denomination in a foreign currency or issuance as medium term notes, original issue discount or other special terms, the designation
                                                         (cover page continues)
of the Trustee (as defined below), Security Registrar (as defined below) and Paying Agent (as defined below), and the terms of any applicable Guaranty; (b) in the case of Preferred Shares, the specific designation and stated value, number of shares or fractional interests therein, any dividend, liquidation preference, redemption, sinking fund, voting or other rights, the terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price and any securities exchange listings; (c) in the case of Depositary Shares, the fraction of a Preferred Share represented by one Depositary Share and terms of the Preferred Shares; (d) in the case of Common Shares, the aggregate number of shares offered, public offering price and other terms thereof; and (e) in the case of Warrants, to the extent applicable, the duration, offering price, exercise price, terms of the Securities for which they are exercisable, any securities exchange listings and detachability and other terms thereof. The Prospectus Supplement will also contain information, where applicable, with regard to certain U.S. federal income tax, accounting or other considerations relating to the Securities offered thereby.

  The offering price to the public of the Securities to be issued by the Trust and the Operating Partnership will be limited to US $479,395,000 and US $400,000,000, respectively (or the equivalent based on the applicable exchange rate at the time of issue, if Securities offered are denominated in one or more foreign currencies or currency units). The Debt Securities may be denominated in United States dollars or, at the option of the Operating Partnership, if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. Such Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Securities may be sold to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Trust or the Operating Partnership or a dealer or an underwriter is involved in the sale of the Securities with respect to which this Prospectus is being delivered, such agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

  The Securities may be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets, for which financial statements would not be required to be filed with the Securities and Exchange Commission (the "Commission"), or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

  The Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "LRY." On August 4, 1997, the last reported sale price, as reported on the NYSE Composite Tape, was $26 7/16 per Common Share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS AUGUST 5, 1997.

                             AVAILABLE INFORMATION

  The Trust and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission, including proxy statements in the case of the Trust. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's Web site (http://www.sec.gov). Reports, proxy statements and other information regarding the Trust and the Operating Partnership may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  The Trust and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus constitutes a part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus and the Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus, the Prospectus Supplement or in any document incorporated by reference in this Prospectus or the Prospectus Supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission under the Exchange Act, are hereby incorporated herein by reference as of their respective dates:

  (a) The Annual Report on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 1996;

  (b) The Quarterly Reports on Form 10-Q of the Trust and the Operating Partnership for the fiscal quarters ended March 31, 1997 and June 30, 1997;

  (c) The Current Reports on Form 8-K of the Trust and the Operating Partnership filed February 13, 1997, March 5, 1997, March 21, 1997, June 25, 1997 and July 7, 1997; and

  (d) The description of the Common Shares contained in the Registration Statement on Form 8-A filed by the Trust to register such securities under Section 12 of the Exchange Act.

  All documents and reports filed by the Trust or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports, except as to any portion of any future annual or quarterly report to the holders of securities of the Trust or the Operating Partnership or any proxy or information statement which is not deemed to be filed under such provisions.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus and the Prospectus Supplement to the extent that a statement contained herein, in the Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Registration Statement or this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus or the Prospectus Supplement.

  The Company will provide without charge to each person to whom a copy of this Prospectus or the Prospectus Supplement has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Investor Relations, Liberty Property Trust, 65 Valley Stream Parkway, Malvern, Pennsylvania 19355; telephone (610) 648-1700.

                                  THE COMPANY

  Liberty Property Trust is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Trust is a self-administered and self-managed Maryland real estate investment trust ("REIT") that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Mid-Atlantic and Southeastern states, founded in 1972. The Trust provides leasing, property management, acquisition, development, construction and design management and other related services to a portfolio which, as of June 30, 1997, consisted of 326 industrial and office properties.

  On a consolidated basis, substantially all of the Trust's assets are owned directly or indirectly by, and all of the Trust's operations are conducted directly or indirectly by, Liberty Property Limited Partnership, a Pennsylvania limited partnership. As used herein, unless the context otherwise requires, such partnership, together with its direct and indirect subsidiaries, is referred to as the "Operating Partnership" and the Operating Partnership, together with the Trust (and, where the context requires, the predecessor entity), is referred to as the "Company." The Trust is the sole general partner and also is a limited partner of the Operating Partnership, with a combined equity interest in the Operating Partnership of 89.76% at June 30, 1997.

  The Company's primary objective is to increase funds from operations per share. See "Selected Financial Data" in the Prospectus Supplement for the definition of this term. The strategies for achieving this goal are to deliver outstanding tenant service, emphasize marketing to attract new tenants and enhance the Company's portfolio through the acquisition and development of high quality projects in markets affording opportunities for attractive yields. In pursuing these strategies, the Company seeks to manage its capital structure to fund growth while maintaining the strength of its balance sheet.

  The Company owned 326 properties as of June 30, 1997, including 216 industrial and 110 office properties, which at that date were approximately 93.2% leased to over 1,100 tenants. As of June 30, 1997, the Company also had 28 properties under development and held 943 acres of land for future development.

  The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                                USE OF PROCEEDS

  Unless otherwise provided in the Prospectus Supplement, the net proceeds, if any, from the sale of the Securities offered hereby will be used for general business purposes, including the acquisition of properties or other assets. At the date hereof, no specific material proposed purchases have been identified as probable. The amount of Securities offered from time to time pursuant to this Prospectus and any Prospectus Supplement, and the precise amounts and timing of the application of net proceeds from the sale of such Securities, will depend upon funding requirements of the Company. If the Company elects at the time of an issuance of Securities to make different or more specific use of proceeds than set forth herein, such use will be described in the Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges of the Company for the six months ended June 30, 1997, for the years ended December 31, 1996 and 1995 and for the period from June 23, 1994 to December 31, 1994 were 1.77, 1.66, 1.47 and 1.85, respectively. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income
(loss) before minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.

  Prior to the completion of the initial public offering of its Common Shares on June 23, 1994, the operations of the Company were conducted through its predecessor, Rouse & Associates and certain of its affiliates (collectively, the "Rouse Group"). In connection with completion of the initial public offering, the Company reorganized the Rouse Group and substantially deleveraged such predecessor's asset base. As a result of these factors, the Company does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the public offering to be meaningful.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued in one or more series under a senior indenture (the "Senior Indenture") or a subordinated indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indenture"), between the Operating Partnership and a Trustee (a "Trustee"), and in the forms that have been filed as exhibits to the Registration Statement, subject to the terms of such amendments or supplements thereto as may be entered into from time to time and filed with the Commission as exhibits to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are summarized herein or in a Prospectus Supplement, it is intended that such sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in such summaries) shall be incorporated herein or therein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. The Operating Partnership is referred to as the "Issuer" for purposes of the following summary.

  The Issuer's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except, subject to certain limitations, to the extent that the Issuer may itself be a creditor with recognized claims against the subsidiary.

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct obligations, secured or unsecured, of the Issuer. The Debt Securities issued under the Senior Indenture ("Senior Debt Securities") will rank on a parity with all other unsubordinated indebtedness of the Issuer. The Debt Securities issued under the Subordinated Indenture ("Subordinated Debt Securities") will be subordinate and junior in right of payment to all Senior Indebtedness of the Issuer, to the extent and in the manner set forth in the Subordinated Indenture. To the extent applicable to any particular series of Debt Securities, the terms that are capitalized herein, but are not defined herein, shall have the respective meanings ascribed to them in the

Indenture applicable to such Debt Securities. Whenever defined terms of the Indenture are summarized herein or in a Prospectus Supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. See "Special Terms Relating to Subordinated Debt Securities."

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, to the extent applicable: (a) the title and series of such Debt Securities; (b) any limit on the aggregate principal amount of such Debt Securities; (c) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (d) the date or dates on which such Debt Securities will mature, or the method or methods, if any, by which such date or dates shall be determined; (e) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined; (f) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (g) the dates, if any, on which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Issuer or otherwise, and the other detailed terms and provisions of any such sinking fund or purchase fund; (h) the date, if any, after which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Issuer, the holder thereof or otherwise and the other detailed terms and provisions of such optional redemption; (i) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (j) the denomination or denominations in which such Debt Securities are authorized to be issued; (k) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on the issuance or conversion of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (l) information with respect to book-entry procedures; (m) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (n) each office or agency where, subject to the terms of the related Indenture, such Debt Securities may be presented for registration of transfer or exchange; (o) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (p) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (q) whether the Issuer or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (r) the identity of the Trustee, and if other than the applicable Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent, if any; (s) if applicable, the defeasance of certain obligations by the Issuer pertaining to Debt Securities of the series; (t) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture; (u) whether and under what circumstances the Issuer will pay additional amounts (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the related Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (v) any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to any of such Debt Securities; (w) whether such Debt Securities shall be convertible into or exchangeable for other Securities and, if so, the terms of any such conversion or exchange and the terms of such other Securities; (x) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture); and (y) the terms of any guaranties, which may be conditional. The Prospectus Supplement relating to any particular guaranty offered thereby will include any additional terms of such guaranty, including the rank in priority and any covenants applicable to such guaranty.

  Debt Securities may be issued as "Original Issue Discount Securities" to be sold at a discount below their principal amount, which discount may be substantial. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of such Original Issue Discount Security. All material federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Issuer may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, transfer of the Debt Securities will be registerable, and, if applicable, any Convertible Debt Securities (as defined below) will be convertible, at the office or agency of the Issuer maintained for that purpose, as the Issuer may designate from time to time, provided that payments of interest may be made at the option of the Issuer by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the applicable Regular Record Date(s).

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Issuer may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to the applicable Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Global Debt Securities, and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

  The Indentures do not contain restrictive covenants, but the indenture supplement or amendment entered into at the time of the issuance of any Debt Securities may contain such restrictions on the Issuer and its operations. The applicable Prospectus Supplement will describe any restrictive covenants applicable to the Debt Securities that are issued thereunder.

OUTSTANDING DEBT SECURITIES

  Unless otherwise indicated in the applicable Prospectus Supplement, in determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures: (a) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination; (b) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance; and (c) any Debt Security owned by the Issuer or any obligor on such Debt Security, or any Affiliate of the Issuer or such other obligor, shall be deemed not to be outstanding.

MODIFICATION AND WAIVER

  The Issuer may amend the Indentures with the written consent of the holders of a majority in principal amount of the respective Debt Securities outstanding thereunder. However, without the consent of each Holder affected, an amendment may not: (a) reduce the amount of Debt Securities whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debt Securities; (c) reduce the principal of or change the fixed maturity of Debt Securities; (d) make any Debt Securities payable in money other than that stated in the definitive notes representing such Debt Securities; (e) change the provisions of the respective Indenture regarding the right of a majority of the Holders to waive defaults under such Indenture or impair the right of any Holder to institute suit for the enforcement of any payment of principal and interest on the Debt Securities on and after their respective due dates; (f) make any change that adversely affects the right to convert or exchange any Convertible Debt Securities; or (g) make any change to the provisions of the respective Indenture regarding subordination and seniority of the Debt Securities that adversely affects the rights of any Holders.

SPECIAL TERMS RELATING TO SUBORDINATED DEBT SECURITIES

  Upon any distribution of assets of the Issuer resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Issuer to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Issuer may recover more, ratably, than holders of Subordinated Debt Securities.

  The Prospectus Supplement relating to any Subordinated Debt Securities will set forth the aggregate amount of Senior Indebtedness outstanding as of the most recent date practicable and any limitations on the issuance of additional Senior Indebtedness. As of the date of this Prospectus, there is no limitation on the amount of Senior Indebtedness that may be issued by the Trust or the Operating Partnership.

CONVERSION OR EXCHANGE

  The holders of Debt Securities of a specified series that are convertible into or exchangeable for other Securities ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert or exchange any Convertible Debt Securities of such series into such other Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement. Any such conversion or exchange of Convertible Debt Securities will be further subject to the applicable terms and conditions set forth in the Indentures, as supplemented or amended from time to time.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  The rights, preferences, privileges and restrictions of the Preferred Shares in respect of which this Prospectus is delivered shall be described in the Prospectus Supplement relating to such Preferred Shares. Among the terms of the Preferred Shares which may be specified in the related Prospectus Supplement are the following: (a) the annual dividend rate, if any, or the means by which such dividend rate may be calculated (including without limitation the possibility that the rate of such dividends may bear an inverse relationship to some index or standard) and the date or dates from which such dividends shall accrue and the date or dates on which such dividends shall be paid and whether such dividends shall be cumulative; (b) the price at which and the terms and conditions on which the shares of such series of Preferred Shares may be redeemed, including the period of time during which such shares may be redeemed, any premium to be paid over and above the par value of such Preferred Shares, whether and to what extent accumulated dividends on such Preferred Shares will be paid upon the redemption of such shares; (c) the liquidation preference, if any, over and above the par value of such

Preferred Shares and whether and to what extent the holders of such shares shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company; (d) whether the Preferred Shares shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of such retirement or sinking fund; (e) the terms and conditions, if any, on which the Preferred Shares may be convertible into, or exchangeable for, shares of any other class or classes of equity interests in the Trust, including the price or rate of conversion or exchange and the method for effecting such conversion or exchange, provided that no Preferred Shares will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of the Company upon the voluntary or involuntary dissolution or liquidation of the Company; (f) a description of the voting rights, if any, of the Preferred Shares; and (g) other preferences, rights, qualifications or restrictions or material terms of such Preferred Shares.

  The description of the foregoing provisions of the Preferred Shares as set forth in the related Prospectus Supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Certificate of Amendment to the Trust's Declaration of Trust relating to such series of Preferred Shares. In connection with any offering of Preferred Shares, such Certificate of Amendment will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

DEPOSITARY SHARES

  The Trust may, at its option, elect to offer fractional Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Trust will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to the Preferred Shares) of a share of such Preferred Shares.

  The Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Trust and a bank or trust company selected by the Trust having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Shares Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

  The above description of the Depositary Shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related Prospectus Supplement and the provisions of the Deposit Agreement (which will contain the form of Depositary Receipt), a copy of which will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

                            DESCRIPTION OF WARRANTS

  The Trust may issue separately, or together with any Preferred Shares or Common Shares offered by any Prospectus Supplement, Warrants for the purchase of other Preferred Shares or Common Shares (collectively, "Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Trust and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the Prospectus Supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a Prospectus Supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant

Certificate will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

  The Prospectus Supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreement and Warrant Certificate, including the following, to the extent applicable: (a) if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased; (b) if applicable, the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the Preferred Shares purchasable upon exercise of Preferred Shares Warrants and the price at which such number of Preferred Shares may be purchased upon such exercise; (c) if applicable, the number of shares of Common Shares purchasable upon exercise of Common Shares Warrants and the price at which such number of Common Shares may be purchased upon such exercise; (d) the date, if any, on and after which the offered Warrants and the related Preferred Shares and/or Common Shares will be separately transferable; (e) the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire ("Expiration Date"); (f) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants or to any Securities purchasable upon the exercise of such Warrants; (g) whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; (h) any applicable anti-dilution provisions; (i) any applicable redemption or call provisions; (j) any applicable book-entry provisions; and (k) any other terms of the offered Warrants.

  Warrant Certificates will be exchangeable on the terms specified in the related Prospectus Supplement for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Preferred Shares or Common Shares purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the Preferred Shares or Common Shares, respectively, purchasable upon exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such Prospectus Supplement. Warrants may be exercised at any time up to the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Trust); unexercised Warrants will become null and void.

  Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related Prospectus Supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, the Trust will, as soon as practicable, forward the Preferred Shares or Common Shares purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS
            WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

  The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of Securities is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired or held by such holder as well as such holder's particular situation, and this summary does not attempt to address any aspects of federal income taxation relating to holders of the Securities. Certain federal income tax consideration relevant to holders of Securities will be provided on the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE TRUST'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE TRUST

  The Trust believes that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Code. The Trust intends to continue to operate in such a manner as to qualify for taxation as a REIT in the future, but no assurance can be given that is has or will remain qualified.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income taxation of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Wolf, Block, Schorr and Solis-Cohen has opined that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for future taxable periods. It must be emphasized that the opinion of Wolf, Block, Schorr and Solis-Cohen is based on certain assumptions and representations made by the Trust and the Operating Partnership as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Trust's future ability to meet, through actual annual operating results, certain distribution levels, the diversity of stock ownership requirements and the various other qualification tests imposed under the Code discussed below, the results of which may not be reviewed by Wolf, Block, Schorr and Solis-Cohen. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "--Failure to Qualify."

  As a REIT, the Trust generally is not subject to federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Trust will be subject to federal income tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (generally property acquired by a REIT upon the default by a debtor with respect to indebtedness secured by the property or upon the default by a lessee where the REIT was the lessor) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% test or the 95% test in the taxable year, multiplied by a fraction generally intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Trust acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Trust's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Trust recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then, pursuant to guidelines issued by the Internal Revenue Service (the "IRS"), to the extent of the "built-in gain," the excess of the fair market value of the asset on the date acquired over its adjusted tax basis at that date, such gain will be subject to tax at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain assumes the Trust is eligible to make, and makes, an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities as "individuals" for these purposes); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made by the Trust to be taxed as a REIT. For purposes of determining stock ownership under the rule limiting ownership by five or fewer individuals, REIT shares held by a pension fund generally are treated as held proportionately by its beneficiaries.

  The Trust has satisfied conditions (5) and (6) above. In making the "five or fewer individual" determination, if treating interests in the Operating Partnership that can be converted into shares of the Trust as converted into outstanding shares would cause the Trust to fail that test, the interests are deemed to have been converted. In addition, the Trust's Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist the Trust in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are included in the Trust's Registration Statement on Form 8-A, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

  Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is a corporation 100% of the stock of which is held by the REIT at all times during the existence of the corporation. Thus, in applying the requirements described herein, the Trust's "qualified REIT subsidiaries" are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

  In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. The Trust's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the other partnerships through which the Trust's properties are owned (the "Property Partnerships") will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements described herein. The references to the gross income or assets of the Trust, as discussed immediately below in "Income Tests" and "Assets Tests," include the Trust's proportionate share of the gross income or assets, as the case may be, of the Operating Partnership and the Property Partnerships.

INCOME TESTS

  For the Trust to maintain its qualification as a REIT, the Trust must satisfy three separate tests based on the nature of the underlying gross income. These requirements must be satisfied annually. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of "qualified temporary investment income." Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above provided that several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Special rules apply where the tenant is a sublessor with respect to property which permits a REIT to receive rent determined by reference to the income or profits of the tenant in some cases. Second, the Code provides that rents received from a tenant do not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Although the Trust may lease portions of its properties to tenants that may constitute Related Party Tenants, the Trust does not believe that the rents attributable to such leases would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." The Trust does not anticipate that the rent attributable to the personal property leased in connection with the real property will be greater than 15% of the total rent received under the lease or, if it was as to any particular lease or group of leases, that the rent attributable to the personal property would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue; provided, however, that the Trust may directly perform services "usually and customarily" rendered in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. The Trust has represented that it does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person or (ii) directly perform services considered to be rendered to the occupant of property.

  The Trust is a self-managed REIT; i.e., the Operating Partnership performs all of the management and leasing functions with respect to the properties it owns; provided that the services called for do not cause the rents received with respect to those leases to fail to qualify as "rents from real property." To the extent that the services provided are not "usual and customary" under the foregoing rules, the Trust will employ a qualifying independent contractor to render the services. The Trust may provide property management and leasing services to third parties and will provide services to an affiliated entity for a fee. Although such income will not be qualifying income under the 75% and 95% gross income tests, the Trust does not expect that the revenue derived from such services would cause it to fail to qualify as a REIT.

  For purposes of the gross income test, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to maintain the Trust's qualification as a REIT (and the net income from that transaction is subject to a 100% tax). The Operating Partnership and the Trust believe that no asset owned by the Operating Partnership, the Property Partnerships or the Trust is inventory property or property held for sale to customers or in the ordinary course of business of the Operating Partnership, the relevant Property Partnership or the Trust. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. The Trust, Operating Partnership and the Property Partnerships will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Trust can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business." Assets owned by Liberty Development may constitute property held for sale, although the Trust owns an interest solely as a shareholder in such entity.

  Generally, the failure to satisfy either or both of the 75% and 95% gross income tests will cause the REIT status of the Trust to terminate with the taxable year in which the failure occurs. Relief from the adverse consequences of such failure is available if the Trust's failure to meet such tests was due to reasonable cause and not willful neglect, the Trust attaches a schedule of the nature and the sources of its gross income to its income tax return, and any incorrect information set forth on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Trust," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of the Trust's gross income over the Trust's qualifying income in the relevant category, whichever is greater. This statutory relief is available only for failures to satisfy the 75% and 95% gross income tests and no such relief is available for a failure to satisfy the 30% gross income test. In such case, the Trust would cease to qualify as a REIT.

ASSET TESTS

  The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Trust owns an interest or held by "qualified REIT subsidiaries" of the Trust and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and governmental securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of any one issuer's outstanding voting securities (excluding the stock of a qualified REIT subsidiary, of which the REIT is required to own all of the stock, or of another real estate investment trust).

  The Operating Partnership owns 8.0% of the voting common stock and 100% of the non-voting common stock of Liberty Development. By virtue of its ownership of partnership interests in the Operating Partnership, the Trust owns its pro rata share of the common stock of Liberty Development. The Operating Partnership does not own more than 10% of the voting securities of Liberty Development and, therefore, the Trust will not own more than 10% of the voting securities of Liberty Development. The IRS could contend that the Trust, through its interest in the Operating Partnership, should be viewed as owning more than 10% of the voting securities of Liberty Development because of its substantial economic position in Liberty Development and the close business relationship between the two entities. If such contention were sustained, the Trust would not qualify as a REIT. The Operating Partnership does not possess the requisite power to elect or designate a member of the Board of Directors of Liberty Development, and there is no understanding or arrangement permitting the Trust to exercise voting power or control over the voting common stock of Liberty Development not owned by it. Accordingly, Wolf, Block, Schorr and Solis-Cohen and the Trust do not believe that the Trust will be viewed as owning in excess of 10% of the voting securities of Liberty Development. Based on its analysis of the estimated value of the securities of the subsidiaries to be owned by the Operating Partnership relative to the estimated value of the other assets to be owned by the Operating Partnership, the Trust has determined that its pro rata share of the securities of Liberty Development held by the Operating Partnership does not exceed 5% of the total value of the Trust's assets. No independent appraisals will be obtained to support this conclusion and Wolf, Block, Schorr and Solis-Cohen, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the value of Liberty Development. The 5%-of-value requirement must be satisfied each time the Trust increases its ownership of securities of Liberty Development (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in Liberty Development.

  After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any non-compliance.

ANNUAL DISTRIBUTION REQUIREMENTS

  The Trust, to qualify as a REIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the "REIT taxable income" of the Trust (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (ii) 95% of the net taxable income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent the Trust does not distribute all of the net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at the regular corporate tax rates applicable to such income. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Trust has made, and intends to make, timely distributions to its shareholders in amounts sufficient to satisfy the annual distribution requirements. The Operating Partnership, as the general partner of each Property Partnership, is authorized under the various partnership agreements to cause distributions to be made to their respective partners of all available cash to permit the Trust to meet the annual distribution requirement. It is possible that, from time to time, the Trust may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. Further, it is possible that, from time to time, the Trust may be allocated a share of net capital gain attributable to the sale of depreciable property which exceeds its allocable share of cash attributable to that sale. In such cases, the Trust may have less cash available for distribution than is necessary to meet the annual 95% distribution requirement or to avoid tax with respect to the capital gain or the excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Trust may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to shareholders of the Trust are required to be arranged through the Operating Partnership.

  Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Trust must maintain certain records and timely request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes it has complied, and intends to continue to comply, with such requirements.

FAILURE TO QUALIFY

  If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of the Trust in any year in which the Trust failed to qualify would not be deductible by the Trust nor would there be a requirement to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders of the Trust would be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

OTHER TAX CONSIDERATIONS

  The Trust may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Trust may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

  To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust's profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

  The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom ("U.K."). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. would be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

TAX ASPECTS OF THE TRUST'S INVESTMENTS IN PARTNERSHIPS

  The following discussion summarizes certain federal income tax considerations applicable solely to the Trust's investment in the Operating Partnership and the Property Partnerships (collectively, the "Partnerships").

CLASSIFICATION AS A PARTNERSHIP

  The Trust will be required to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses, and the Trust and the Operating Partnership will be required to include in computing their income their respective distributive shares of the income and losses of the Property Partnerships only if the Operating Partnership and each of the Property Partnerships is classified, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation.

  For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Wolf, Block, Schorr and Solis-Cohen had opined that, based on the provisions of the respective Partnership Agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Property Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Trust has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Property Partnerships. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Property Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Partnership nor any of the Property Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance on the opinion previously rendered by Wolf, Block, Schorr and

Solis-Cohen, the Operating Partnership and each of the Property Partnerships should continue to be taxed as partnerships for federal tax purposes.

  If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See "--Taxation of the Trust," above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS

 Partners, Not the Operating Partnership or Property Partnerships, Subject to
Tax

  A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

 Partnership Allocations

  Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

 Tax Allocations With Respect to Pre-Contribution Gain

  Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The Partnership Agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the "built-in" gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

  In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the Partnership Agreements of the Partnerships adopt the "traditional method" in obtaining items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of
Section 704(c) of the Code may be limited by the so-called "ceiling rule" and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

  The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

 Basis in Operating Partnership Interest

  The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating Partnership's income and
(b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Operating Partnership and the Property Partnerships.

  If the allocation of the Trust's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on certain undertakings by limited partners of the Operating Partnership, the Subordinated Debentures issued by the Operating Partnership are allocated for purposes of Section 752 of the Code disproportionately in favor of certain limited partners.

SALE OF THE PARTNERSHIPS' PROPERTY

  Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

  The Trust's share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification" and "--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Trust's ability to satisfy the income tests for REIT status. See "--Requirements For Qualification" and "--Income Tests," above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership.

                             PLAN OF DISTRIBUTION

  The Trust and/or the Operating Partnership, as the case may be, may sell the Securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale. The Securities may also be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets for which financial statements would not be required to be filed with the Commission, or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares.

  The distribution of the Securities may be effected from time to time in one or more transactions: (a) at a fixed price or at final prices, which may be changed; (b) at market prices prevailing at the time of sale; (c) at prices related to such prevailing market prices; or (d) at negotiated prices. Offers to purchase Securities may be solicited directly by the Trust or the Operating Partnership, as the case may be, or by agents designated by the Trust or the Operating Partnership, as the case may be, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Trust or the Operating Partnership, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement.

  If an underwriter is, or underwriters are, utilized in the offer and sale of Securities in respect of which this Prospectus and the accompanying Prospectus Supplement are delivered, the Trust and/or the Operating Partnership will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction will be set forth in such Prospectus Supplement, which will be used by the underwriter(s) to make resales of the Securities in respect of which this Prospectus and such Prospectus Supplement are delivered to the public.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Trust and/or the Operating Partnership will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Certain of the underwriters, dealers or agents utilized by the Trust and/or the Operating Partnership in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Trust and/or the Operating Partnership or one or more of their respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Trust or the Operating Partnership, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

  Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If underwriters create a short position in the Securities in connection with the offering thereof, (i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of such underwriters may reduce that short position by purchasing Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in the applicable Prospectus Supplement.

  Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

  Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                LEGAL OPINIONS

  Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, has rendered an opinion with respect to the legality of the Securities to be issued by the Operating Partnership. Weinberg & Green LLC, Baltimore, Maryland, has rendered an opinion with respect to the legality of the Securities to be issued by the Trust. The statements in this Prospectus under the caption "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" and the other statements herein relating to the Trust's qualification as a real estate investment trust will be passed upon for the Trust by Wolf, Block, Schorr and Solis-Cohen LLP, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, its United Kingdom affiliate. Michael M. Dean, a partner of Wolf, Block, Schorr and Solis-Cohen LLP, is the sole trustee of irrevocable trusts established by three of the Trust's senior executives for the benefit of their respective children. Each of such trusts received limited partnership interests in the Operating Partnership in connection with the Company's formation in exchange for interests in the Rouse Group owned by such trusts.

                                    EXPERTS

  The consolidated financial statements of the Trust and the Operating Partnership for the years ended December 31, 1996 and 1995 and the period from June 23, 1994 through December 31, 1994 and the combined financial statements of the Rouse Group for the period January 1, 1994 through June 22, 1994, appearing in the Annual Reports (Form 10-K) of the Trust and the Operating Partnership for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of 650-660 E. Swedesford Road for the years ended December 31, 1996 and 1995 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed February 13, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of the Minnesota Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed March 5, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of the South Carolina Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership filed March 5, 1997 have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of the Detroit Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership filed June 25, 1997 have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOM-PANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Summary..................................................................  S-3
Risk Factors............................................................. S-10
The Company.............................................................. S-13
Business Objectives and Strategies....................................... S-14
Use of Proceeds.......................................................... S-18
Capitalization........................................................... S-19
The Properties........................................................... S-20
Selected Financial Data.................................................. S-24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-26
Management............................................................... S-30
Description of Notes..................................................... S-31
Underwriting............................................................. S-43
Legal Matters............................................................ S-44
Appendix "A".............................................................  A-1

                                  PROSPECTUS
Available Information....................................................    3
Incorporation of Certain Documents by Reference..........................    3
The Company..............................................................    4
Use of Proceeds..........................................................    4
Ratios of Earnings to Fixed Charges......................................    5
Description of Debt Securities...........................................    5
Description of Preferred Shares..........................................    9
Description of Warrants..................................................   10
Federal Income Tax Considerations with Respect to the Trust and the
 Operating Partnership...................................................   11
Plan of Distribution.....................................................   21
Legal Opinions...........................................................   22
Experts..................................................................   22

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                                 $200,000,000

                     LIBERTY PROPERTY LIMITED PARTNERSHIP

                     $100,000,000  % SENIOR NOTES DUE 2004

                     $100,000,000  % SENIOR NOTES DUE 2007

                         INTEREST PAYABLE     AND

                               -----------------

                             PROSPECTUS SUPPLEMENT
                                      , 1997

                               -----------------

                                LEHMAN BROTHERS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               SMITH BARNEY INC.

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